                                                                  EXHIBIT (b)(1)







                                   FAIR VALUE


                            OF A 3.4876% INTEREST IN

                        CABLEVISION INVESTMENT OF DETROIT

                             AS OF OCTOBER 31, 1995
















                                  Prepared for:

                               Comcast Corporation
                           Philadelphia, Pennsylvania

January 3, 1996




Mr. Robert S. Pick
Vice President - Corporate Development
Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Dear Mr. Pick:

In accordance with your authorization, Kane Reece Associates, Inc.
("Kane Reece" or the "appraiser") has made an investigation and valuation of a 3.4876% interest in Cablevision Investment of Detroit ("CID") whose sole asset is a 10% general partnership interest in the cable television system known as Comcast Cablevision of Detroit ("Detroit" or the "System"). Detroit serves portions of the city of Detroit. The valuation date is October 31, 1995. Kane Reece understands that this value determination will be included in a public filing (SEC 13 E-3 Transaction Statement) which will be provided to shareholders.

The standard of value used in this appraisal is fair value. In states that have adopted the Uniform Business Corporation Act (which Michigan is one), the definition of fair value is as follows:

         "Fair value" with respect to dissenters shares means the value of the sharesimmediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Our methodology for determining the fair value of any CATV property incorporates an assessment of the potential revenues and cash flows the property will generate over an appropriate investment term and the likely appreciation in value of the property over that term. We confirm this calculated economic valuation with an analysis of recent sales of comparable properties to the extent available.

As part of the research required for our study, we were furnished materials on operations. We have also consulted recognized sources of financial and industry information, visited the System's headquarters (in conjunction with a prior engagement) and service area and interviewed management. Kane Reece and this report comply with the appraisal standards set forth in the Uniform Standards of Professional Appraisal Practice and those promulgated by the American Society of Appraisers.

Mr. Robert S. Pick
January 3, 1996
Page 2



Based upon our investigation and valuation as described in the accompanying report and subject to the Limited and General Service Conditions and Appraisal Certificate contained herein, it is our opinion that the aggregate fair value of a 3.4876% interest in CID and a per share interest in CID as of October 31, 1995 was:

                               $823,000 (rounded)
                               ==================

                                $23.60 per share
                               ==================


Respectfully submitted,

KANE REECE ASSOCIATES, INC.

/s/ KANE REECE ASSOC

                     LIMITING AND GENERAL SERVICE CONDITIONS


1) We were provided certain financial and operating data by management and we have relied on this information without independent analysis or verification by Kane Reece Associates, Inc.

2) Kane Reece Associates, Inc. is not responsible for the impact of economic events occurring after the date of this report and we have no obligation to update this report unless subsequently engaged to do so.

3) We have made no investigation of, and assume no responsibility for, the title to the assets appraised nor for any undisclosed liabilities of the subject company.

4) All statements in this appraisal are based on the best knowledge and belief of Kane Reece Associates, Inc.

5) Neither Kane Reece Associates, Inc. nor any of its employees has any present or contemplated financial interest in the appraised entity, and we certify the compensation received for this study is in no way contingent upon the valuation conclusions.

6) Kane Reece Associates, Inc. is not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being appraised, unless previous arrangements have been made.

7) This appraisal is valid only for the purpose(s) stated herein, and no one may rely on the report for any other purpose(s) and is valid only for the appraisal date or dates specified herein. You may show our report in its entirety to those third parties who need to review the information contained therein. You agree to hold Kane Reece Associates, Inc., harmless from any liability, including attorneys' fees, damages or cost which may result from any improper use or reliance by you or third parties. No reference to our name or our report, in whole or in part, in any document you prepare and/or distribute to third parties may be made without our prior written consent. We will maintain the confidentiality of all conversations, documents provided to us, and the contents of our reports, subject to legal or administrative process or proceedings. These conditions can be modified only by written documents executed by both parties.

KANE REECE ASSOCIATES, INC.

399 Thornall Street
Metro Park, NJ  08837-2236
(908) 494-3700

                                   FAIR VALUE

                            OF A 3.4876% INTEREST IN

                        CABLEVISION INVESTMENT OF DETROIT

                             AS OF OCTOBER 31, 1995

                                   FAIR VALUE

                           OF A 3.4876% INTEREST IN

                       CABLEVISION INVESTMENT OF DETROIT

                             AS OF OCTOBER 31, 1995


                               TABLE OF CONTENTS


       TRANSMITTAL LETTER

       LIMITING AND GENERAL SERVICE CONDITIONS

    I. INTRODUCTION....................................................   1

   II. INDUSTRY REVIEW ................................................   5

  III. DESCRIPTION OF THE SERVICE AREA AND SYSTEM .....................  36

   IV. BUSINESS ENTERPRISE VALUATION...................................  40

       Selection of Guideline Companies ...............................  48
       Description of Guideline Companies .............................  49
       Analysis and Comparison of Publicly Traded Guideline Companies..  50
       Valuation using Guideline Company Analysis .....................  51
       Correlation and Conclusion .....................................  54

APPRAISAL CERTIFICATE .................................................  56


EXHIBIT A: Program Offerings
EXHIBIT B: Financial Statements
EXHIBIT C: Cash Flow Projection Assumptions
EXHIBIT D: Cash Flow Projection
EXHIBIT E: Financial Statements and Common Size Statements 1991-1995
           of the Public Guideline Companies
EXHIBIT F: Five Year Comparison of Financial Ratios and Trends Between
           Detroit and Guideline Companies
EXHIBIT G: Investor Appraisal Ratios

QUALIFICATIONS OF THE APPRAISERS

                                   FAIR VALUE
                            OF A 3.4876% INTEREST IN
                       CABLEVISION INVESTMENT OF DETROIT
                             AS OF OCTOBER 31, 1995


                             PART I - INTRODUCTION

        Comcast Cablevision of Detroit (the "System") operates a cable television system serving portions of Detroit, Michigan. The System is a general partnership owned 50% by Detroit Cable TV, Inc., 40% by Comcast Michigan Holdings, Inc. and 10% by Cablevision Investment of Detroit, Inc. ("CID"). CID is in turn owned 96.5124% by COMMH Cable TV. Inc. and 3.4876% by public shareholders.

        Kane Reece Associates, Inc. ("Kane Reece" or the "appraiser") of Metro Park, New Jersey was retained by Comcast Corporation to determine the fair value of the 3.4876% of CID owned by public shareholders as of October 31, 1995 (the "valuation date"). Kane Reece understands that this report will be included in a public filing (SEC 13 E-3 Transaction Statement) which will be provided to shareholders. This is the sole purpose of this report.

        Since the sole operating asset of CID is its 10% ownership of the System, this appraisal will concentrate on the value of the System as of the valuation date.

        Kane Reece has previously appraised the System. In conjunction with this previous appraisal, performed a site inspection. This appraisal had an effective date of December 22, 1994

        The standard of value used in this appraisal is fair value. In states that have adopted the Uniform Business Corporation Act (which Michigan is one), the definition of fair value is as follows:

        "Fair value" with respect to dissenters shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        The appraiser had visited in conjunction with a previous appraisal the System's offices and service area to interview management, inspect System facilities, and to determine the growth potential of the service area. Pursuant to a current information request, the appraiser was provided various documents. These documents include but are not limited to the following:

      o  Comcast Cable of Detroit 1996 Budget.

      o Barden Cablevision/Comcast Cable of Detroit unaudited financial statements for the years ending December 31, 1991-1994 and the 10 months ending October 31, 1994 and 1995.

      o Form 10-Q for September 30, 1995 for Cablevision Investment of Detroit, Inc.

      o Monthly basic subscriber and pay unit counts for 1994 and 1995 and annually from 1990-1994.

      o  System channel charts and rate cards.

      o  System rate history 1990-1995.

      o Reviewed the franchise partnership agreement between Barden Cablevision of Detroit, Inc., Detroit Cable TV, Inc., and Cablevision Investment of Detroit, Inc.

        The appraiser also relied on demographic data and other service area information provided by Strategic Mapping and Sales & Marketing Management, as well as cable industry trade publications and various industry analysts' reports in forming the value conclusion.

                        GENERAL APPRAISAL CONSIDERATIONS

        The following paragraphs discuss some of the pertinent variables which contribute to or detract from the value of a cable system, and provide commentary on how they are considered in this study.



Remaining Life of the Franchise

        The remaining life of the franchise is expressed as the remaining term of the acquired franchise. The term of the acquired franchise represents franchise life because the continued operation of the existing system will terminate at that point. In order to secure a new franchise, the operator will be required to negotiate a new franchise. Typical system changes agreed to by the incumbent operator in this negotiation process include, but are not limited to, rebuilding the system, adding local origination facilities, adding more channels, and making rate concessions. There are numerous examples of onerous franchise provisions demanded by cities to grant a new franchise. These types of changes materially alter the economic environment for the cable system. Additionally, there are many examples of cities either denying a new franchise or allowing a second franchise when the incumbent operator resists new franchise provisions. As of the valuation date, the System operated under a single franchise that had a remaining life of 4.6 years.



Franchise Fee Required

        The terms under which franchises are issued vary considerably. Usually, however, a franchise fee up to 5% of gross revenue is permitted by the FCC. Detroit's franchise requires a franchise fee equal to 5.25% of gross revenue.


Homes in the Franchise Area

        The number of homes possible in the franchise area limits the maximum potential for expansion of the system and for revenues from the system. The System operates in communities where growth in homes is much lower than the national average.

Net Plant Age and Channel Capacity

        A typical cable television system plant is generally believed to have a 10 to 12 year life. A new system plant is obviously more attractive for investment than one which is facing a very near-term major rebuild. The 10 to 12 year life can be longer or shorter depending on preventive maintenance, several environmental factors, e.g., proximity to salt water, and type and quality of initial construction.

        Old-fashioned 12-channel systems, or for that matter 36 channel systems, are obsolete when compared to the new or high capacity systems. The greater the channel capacity, the greater the possibility for offering additional pay services and other revenue enhancing services. The Detroit system was built in the mid to late 1980's. The System has 550 MHz capacity and offers 77 channels. Exhibit A depicts the channel offerings as of October 31, 1995.


Local Political Considerations

        Across the country, certain areas have been identified as politically difficult for the cable TV operators. In such cases, if applicable, the anticipated market value or selling price for a cable system will be less than in areas with a cooperative political environment.

        The above variables are generally translated into potential for subscriber growth, pay services, potential life for the existing system, and potential revenue over the life of the existing system.

        The procedures and methods used for this appraisal correspond with generally accepted valuation techniques. The next section, Industry Review, is intended to give the reader a primer on the state of the cable television industry in which the System operates.

                                   FAIR VALUE
                            OF A 3.4876% INTEREST IN
                       CABLEVISION INVESTMENT OF DETROIT
                             AS OF OCTOBER 31, 1995


                            PART II- INDUSTRY REVIEW

        The cable television ("CATV") industry, whose core basic cable channel service business is nearly mature, is currently facing sweeping regulatory and technological changes which offer the potential for new services and growth opportunities. It is the purpose of this section to provide the reader with a brief historical backdrop and a discussion of factors that have or will impact the industry.


Early History

        The first cable television system was developed in Mahanoy, Pennsylvania in 1948 as a re-distributor of off-air television broadcast signals.
Technical complications and potential customers perception of limited product value confined industry growth to areas of limited or no off-air television reception through the mid-1970s. By that time, 29% of television homes in the United States had cable television service available to them, and approximately 12% to 15% of television households subscribed. Home Box Office and other satellite delivered cable exclusive programming was developed in the mid-1970s.


Historic Growth and Forecasts

        During the late 1970s and early 1980s, the cable television industry was characterized by a period of rapid growth in the number of communities franchised and wired and, of course, subscribers. This growth was spawned by an easing of government regulations, the increased availability of capital, more cable exclusive programming, and improving technology. Following this period of intensive construction, the industry's attention in the latter half of the 1980s turned to new programming, geographic consolidation

("clustering"), new sources of revenues, e.g. pay-per-view, increased competition with broadcasters, the need for more dynamic consumer marketing, and the potential adverse impact of new government regulations.

        From 1980 to 1994 the number of cable subscribers more than tripled from 18.1 million in 1980 to 59.7 million in 1994, representing a compound annual growth rate ("CAGR") of 8.9%. During the same time period, pay TV units grew from 9 million to 45 million representing a 12.1% CAGR. Basic cable TV is now in 65% of United States television households; this is projected by Kagan1, to rise to nearly 70% by 2000.

        As the industry further matures, these high growth rates will not be sustainable. While basic subscribers will continue to grow both in absolute numbers and in percentage of total television households, the rate of growth will be slower than in the past. While basic cable units grew at a CAGR of 8.9% between 1980 - 1994, they are expected to grow only at a 1.2% rate between 1994 and 2004. Pay unit growth patterns exhibit an even more pronounced slowing. Between 1980 and 1994 pay units grew at a CAGR of 12.1%; however, between 1994 and 2004 the growth rate is expected to decline to 1.9%. Subscriber appetites for pay services have been dampened due to:

               o Home video - there are more VCR's than cable subscribers;

               o Increased competition from additional basic cable networks;

               o Pay-per-view; and

               o Technological advancement such as video-on-demand and direct broadcast satellite delivery systems.



__________
1 Source: The Cable TV Financial Databook 1994, published by Paul Kagan
  Associates, Inc.

          Historical and projected subscriber growth rates and industry revenues are shown in Table 1A.

Regulation

        The Cable Communications Policy Act of 1984 (the "1984 Act") had a major impact on the CATV industry. The most important change was the deregulation of basic cable rates. Effective December 29, 1986 cable operators were able to raise monthly subscription rates on basic service at their own discretion, rather than being limited to rate approval by local and state authorities. The 1984 Act also eased the franchise renewal process. This "deregulated" cable world came to an end with the passage of the "Cable Television Consumer Protection Act of 1992" (the "1992 Act").

          The Congress authorized the FCC to promulgate and enforce the major elements of the 1992 Act.

         Some of the key elements and issues addressed by the 1992 Act are:

            o "Retransmission consent" whereby local TV stations were allowed to negotiate with cable operators for consent, for a fee, to retransmit their signals on cable, or local TV stations could opt for "must carry" which requires cable systems to carry the station for no fee (the CBS Chairman originally said this "consent" could amount to $1 billion a year; cable operators, however,were tough negotiators and few paid anything to broadcasters for carriage -- CBS recently granted a further "extension" to October of 1995 allowing cable operators to carry CBS with no agreements in place).

           o The "anti-buythrough" provision requires cable operators to install expensive new addressable technology over the next ten years so subscribers would no longer be required to buy "full basic", or the "second tier," before being eligible to buy premium and pay-per-view services.

           o Rates of the lowest tier of local broadcast signals are subject to local regulation of most cable systems (97%) under guidelines developed by the FCC; expanded tiers of service may be subject to rate regulation if subscribers complain to the FCC and cable rates are found to be "unreasonable" on a case-by-case basis by the FCC.

                                    TABLE 1A
                      CABLE TELEVISION INDUSTRY STATISTICS


                        CABLE INDUSTRY GROWTH STATISTICS

                                                      Basic Cable                      Pay Cable Units
                                               ---------------------------      -----------------------------------
                                TV Homes                             % of                         % of
               TV Homes          Passed        Subscribers*          Homes        Units           Homes       % of
Yr End        (Millions)       (Millions)       (Millions)          Passed      (Millions)       Passed       Basic
------        ----------       ----------      ------------         ------      ----------       ------       -----
1980              79.9            32.8             18.1              55.0%          9.1           27.9%       50.6%
1981              81.3            41.2             22.5              54.7%         15.5           37.5%       68.6%
1982              82.4 **         49.1             27.2              55.5%         20.8           42.4%       76.4%
1983              83.3            55.9             31.4              56.1%         26.4           47.3%       84.2%
1984              84.9            60.5             34.2              56.6%         30.0           49.5%       87.5%
1985              86.5            64.7             36.7              56.6%         30.6           47.3%       83.5%
1986              87.7            69.4             39.7              57.2%         32.1           46.2%       80.8%
1987              89.2            73.1             42.6              58.3%         34.8           47.6%       81.6%
1988              90.9            77.2             45.7              59.2%         38.8           50.3%       85.0%
1989              91.6            82.8             49.3              59.5%         41.1           49.6%       83.3%
1990              91.1            86.0             51.7              60.2%         41.5           48.3%       80.2%
1991              92.1            88.4             53.4              60.4%         39.9           45.1%       74.7%
1992              93.1            89.7             55.2              61.5%         40.7           45.4%       73.7%
1993              94.0            90.6             57.2              63.1%         41.5           45.8%       72.6%
1994              94.9            91.6             59.7              65.2%         45.0           49.1%       75.4%
1995 (Est.)       95.9            92.7             61.7              66.6%         47.2           50.9%       76.5%
1999 (Est.)      100.0            97.0             66.1              68.2%         52.9           54.5%       80.0%
2004 (Est.)      105.4           102.8             67.1              65.3%         54.5           53.0%       81.2%



                   COMPOUND AVERAGE ANNUAL GROWTH RATES (CAGR)


1980-1994         1.2%            7.6%             8.9%                           12.1%
1994-1999         1.1%            1.2%             2.1%                            3.3%
1994-2004         1.1%            1.2%             1.2%                            1.9%



 * Prior to 1982, basic subscribers and homes passed reflect quantities in those systems offering pay TV.
** Estimate (conflicting data in published reports).

Sources: Paul Kagan Associates, Inc., The Cable TV Financial Databook,
         June 1995.
         Kane Reece Associates, Inc., Compound Average Annual Growth Rates.

                                    TABLE 1B
                CABLE TELEVISION INDUSTRY STATISTICS (Continued)


                             CABLE INDUSTRY REVENUES
                                  ($ Millions)

                                                       Act               F/C              F/C         1994-1999
Year                                                  1994              1995             1999           CAGR
                                                      ----              ----             ----           ----
Basic/Exp. Basic Cable Revenue                    $   15,164        $   16,803       $    21,822         7.6%
Pay/Mini-Pay Pay Cable Revenue                         4,522             4,800             5,357         3.4%
PPV Revenue:
  PPV Movie Revenue                                      269               323               642
  PPV Event Revenue                                      215               260               519
                                                  ----------        ----------       -----------
  Subtotal PPV Revenue                                   484               583             1,161        19.1%
Other Video Revenue*:
  Advertising (Net)                                    1,077             1,281             2,169
  Home Shopping                                          127               144               201
  Misc.                                                1,412               585             1,071
                                                  ----------        ----------       -----------
  Subtotal Other Video Rev                             2,616             2,010             3,441         5.6%

Digital Revenue**:                                       262               422             5,104        81.1%
                                                  ----------        ----------       -----------

Total Video Revenues                              $   23,048        $   24,618       $    36,885         9.9%
                                                  ==========        ==========       ===========

Video Revenue/Average Sub                         $    32.86        $    33.80       $     46.71         7.3%
                                                  ==========        ==========       ===========

Competitive Access Provider Revenue               $      n/a        $      n/a       $       517          n/a
Cable Telephony Revenue***                        $      n/a        $      n/a       $     2,453          n/a
                                                  ----------        ----------       -----------

Total Video & Telephony Rev.                      $   23,048        $   24,619       $    39,855        11.6%
                                                  ==========        ==========       ===========

Per Sub                                           $    32.86        $    33.80       $     50.47         9.0%
                                                  ==========        ==========       ===========


Sources: Paul Kagan Associates, Inc., The Cable TV Financial Databook,
         June 1995.
         Kane Reece Associates, Inc. Growth Rate Calculations.

  * 1993 from The Cable TV Financial Databook, June 1994.
 ** Digital Revenue includes: Near video-on-demand/video-on-demand movie and non-movie, digital video tier, cable to business video, cable delivered video games, and on line hi speed access revenues.
*** Includes cablephone upgrade payments, cable operator share of cablephone revenues and cable to business telephony revenue.

         o New competition is "encouraged" by the bill from new cable operators, municipalities and alternate video distributors, but little in the bill appears to simulate such other than the "forced program access" provision requiring cable programmers to sell their creative products to competitors at prices set by the federal government rather than the marketplace.

         o The number of cable subscribers any one cable operator may serve through cable systems owned or financially backed by that operator may be limited by the FCC; other provisions affect channel positioning, customer service standards, and the number of channels that can be occupied by a programmer owned or backed by a cable operator.

         o An anti-trafficing provision prohibits cable operators from selling or transferring ownership in a cable system for at least three years after buying or building the system.

Other issues addressed are:

         o  Customer service standards

         o  Home wiring ownership after subscriber cancels cable service

         o  Sports migration to pay channels

         o  Technical standards

         o  Indecency

         o  Equal employment opportunity - expansion of job categories covered

         o  Electronic equipment compatibility

         o  Home shopping - public interest study

         o  Direct Broadcast Satellite ("DBS") public interest study.

Some key elements under the 1992 Act are currently being revised.

        Some of the above elements are still being contested in the courts, legislature or at the FCC. While the industry awaits further FCC interpretations of the 1992 Act and the outcome of various court actions, it is clear that the ground rules have changed and profitability has been impacted.

        Rate regulation became effective with the FCC initial benchmark on September 1, 1993, followed by revised benchmarks effective as of May 15, 1994. In general, the new regulations call for up to a maximum 17% reduction in basic cable service rates and a cost based approach to the pricing of installation and customer premise equipment such as remote control devices, converters and additional outlets. The impact of these rules and regulations on the industry is still unclear and each individual cable franchise, even within a multiple franchise operating system, can be affected differently.
Historically, cable operators have been hit by the new rate regulations with individual company estimates ranging from negative impacts of 5% to 15% on revenue and 1% to 8% on margins.

        The Congress is currently revising the Telecommunications Act of 1934 with "reform" bills ("Telcom Bill") that will have a great impact on all players who might play a role in the convergence of the cable TV and telecommunications industries. The House and Senate have been trying to resolve differences in their respective bills virtually all year long and, while progress has been made, the final outcome is still uncertain.

        The most fundamental issue that the Telcom Bill addresses is the permission for communications service providers to enter each other's lines of business. Namely, local exchange carriers, long-distance interexchange carriers and cable television companies will be allowed to enter into each others markets, albeit with some regulations and restrictions.

        The potential implications for the current proposed legislation is summarized in the September 5, 1995 Research Weekly published by Prudential
Securities:

         Cable Should Benefit Through Rate Deregulation and Entry Into New Business...The proposed legislation has two favorable aspects for cable: deregulation of basic cable rates, and opening of entry of cable into the telephone business.

         We don't think cable companies will raise rates significantly if legislation passes, but we do think they can capitalize on the renewed ability to price and package programming services according to consumer demand rather than by government mandate. More flexible marketing should result in higher consumer satisfaction, higher subscriber growth, and improved cash flow.

         Several major cable companies have put plans in place to enter the wireless telephone business (PCS), but in most states they've been prevented from contemplating rollout of wireline phone service over their cable networks. The proposed legislation would allow cable entry into the phone business (and reciprocal phone company entry into the cable business) -- and while the challenges are considerable, we think cable can create a profitable new revenue stream from entry into the phone business over the next several years.

        As noted above, the legislative reform bills also address the deregulation of cable rates. The latest report from the House-Senate conference committee has suggested a postponement of deregulation for several more years.2 In the meantime, cable companies are working with the FCC towards a possible regional pricing agreement that would allow the operators to engage in a price averaging structure similar to telephone companies. With consolidation in the industry this would certainly enable cable operators, to both expand and standardize their pricing structures from a franchise specific capacity to a regional one3, thereby creating a more competitive and efficient marketplace.




-----------
2 Cable World, December 11, 1995, As Telecom Bill Inches Forward, Cable Bites
  Bullet on Rate Rereg.
3 Multichannel News, November 6, 1995, FCC May Give Cable Operators Regional
  Pricing.

        A summary of the key provisions included in the proposed
Telecommunications Bill before Congress is outlined in Broadcasting & Cable, December 18, 1995. The ultimate resolution of the following items is obviously not certain.

         o Cable Rate Deregulation

           - Deregulates cable rates for the extended basic tier (MTV, Lifetime, ESPN, etc.) in three years.

           -  Equipment rates remain regulated under the bill.

           - Eliminates the ability of a single subscriber to initiate a rate review at the FCC.

           -  Small cable systems would be deregulated upon enactment.
              The bill defines a small cable system as one with 50,000 or fewer subscribers. Small cable systems cannot be owned or affiliated with a company that has more than $250 million in annual income.

           - A cable system also is free from rate regulation when "a telephone company offers cable service by any means that is comparable to the competing cable system."

         o Set-Top Boxes

           - The bill insures that consumers can purchase set-top boxes in retail stores. Cable companies and others that provide multichannel video services also may provide set-top boxes, but the price may not be subsidized by subscription fees.


         o Telephone and Cable Buyouts

           - Bars telephone companies from buying cable systems in markets of fewer than 35,000. There is an exemption for markets of 50,000 or fewer with only one cable system.

           - Cable companies and telcos also are barred from having more than a 10% financial stake in each other.

           - The bill prohibits joint ventures between telcos and cable systems in their own markets.


         o Telco Provision of Video Programming

           - Eliminates the ban on telcos' providing video programming in their own service areas. A telco would be regulated according to the technology it chooses to deliver video programming. If it builds a cable system, it would be regulated under cable rules.

           - The bill also establishes a new entity known as an "open video system". The open video system must provide two-thirds of its capacity to unaffiliated programmers but does not need a local franchise in order to operate.


         o Cable Entry Into Telephony

           - Local authorities may not require a cable company to obtain an additional franchise agreement to enter the telephone business.


         o Infrastructure Sharing

           - Requires telcos to provide information about their switched network to any "qualifying carrier". Potential competitors, including cable, need the information in order to connect their network with the telcos' network.


         o Direct Broadcast Satellite

           - Gives the FCC exclusive authority over direct-to-home satellite services, including DBS. The bill also bars local jurisdictions from taxing DTH satellite services but does not affect state taxes.

           - Bars local communities, including homeowner associations, from writing zoning laws that prohibit DBS dishes.

        Additionally the FCC is exploring whether home wiring rules should be changed. It is questioning whether a common "demarcation point" for cable and telco should be established and whether customers should be allowed to install and maintain their own customer premise equipment ("CPE").

        The cable industry is also continuing its appeal to the Supreme Court to determine the constitutionality of the 1992 Cable Act "must carry" rules, whereby the carriage of "local" broadcast TV stations must be negotiated between the cable TV operator and broadcaster.

        On December 15, 1995, the FCC ruled that in condominium and apartment complexes, the demarcation point for determining where a cable subscriber controls wiring would remain at or about 12 inches outside the unit. This was in response to challenges by those seeking to use cable systems feeder line to provide competitive video services.

        Additionally, the FCC ruled on cost-of-service filings that operators can factor in intangible assets in calculating their rates. Under a formula approach, an operator acquiring a system before May 15, 1994 can presumptively include 66% of the gross purchase price of a system -- both tangible and intangible -- in its rate base.4

        In summary, the implication is that there is a likelihood that Congress will finally address revisions to the Communications Act of 1934. Thus, there is potential for allowing the CATV industry to compete in the Telecommunications arena and allow Telecommunications Companies to provide CATV services. Additionally, it is anticipated that Congress will lessen both rate and service regulations in order to provide a "level playing field."

        The December 6, 1995 NY Times reported that House and Senate conferences would incorporate in the final Telcom bill an end to rate regulation for the expanded cable tier approximately three years after enactment. The CATV industry has more or less accepted this provision for the following four reasons discussed in Prudential Securities, December 11, 1995 Research Weekly:


         o Strategically, the most important issue for cable companies is local phone entry, not rate relief.

         o The prospect of growth driven by new technologies and services is capturing the markets attention.

         o Two large cable operators (Continental Cablevision, Inc. and Time Warner Cable) have already entered into "social contracts" with the FCC that will govern their rate increases, system upgrades and retiering of channels for the next few years.



-------------
4 Multichannel News, December 18, 1995.

          o The FCC has proposed or finalized resolutions dealing with outstanding rate complaints against other cable operators including Cox Communications, Inc., Times Mirror Cable Television, Inc., TCI Communications, Inc., and Cablevision Industries, Inc.

Consolidation

        The uncertainty of the impact of regulation, the timing and financing of the "information superhighway" and its associated potential new revenue sources, and the advent of a competitive environment have created a market for cable systems driven by a need for consolidation. This is evident in the unprecedented number of large cable operators who have put their cable systems up for sale this year, serving over 13 million subscribers, almost one quarter of the industry. As of the date of this report, the following list of completed/pending cable deals and MSO systems "on the block" are reported in the Cable TV Investor, December 18, 1995:

                          1995 Completed/Pending Deals

                                           Basic
                                           Subs
     Company (MSO Rank)                  Thousands                Buyer(s)
     ------------------                  ---------                --------
     Cablevision Ind. (8)                  1,450        Time Warner
     Houston Industries                    1,174        Time Warner
     Viacom (11)*                          1,173        TCI
     Sammons (12)*                         1,107        Marcus, Lenfest, TKR, Service Electric, Fanch
     Colony (15)                             800        Continental
     E.W. Scripps (15)*                      800        Comcast
     Multimedia (24)                         457        Gannett
     TKR (50%) (18)*                         395        TCI
     Western Comm. (29)*                     335        TCI
     Columbia (31)                           277        TCI, Jones, Continental
     Gaylord                                 180        Charter
     United Video (42)*                      163        FrontierVision, Charter, Cablevision, Classic
     First Carolina (96)/East*                58        Adelphia
     Fairbanks Comm. (74)*                    55        Adelphia
     Douglas Comm. (57)                       51        Galaxy, Lynch
     113 Other 1995 deals                  3,801
                                          ------
     Total '95 announced                  12,276
                                          ======

Numbers in () denote company ranking at time of acquisition, or current ranking.
* Pending deal. Other deals include system swaps.

                                  On The Block
          Company (MSO Rank)                      Basic Subs Thousands
          ------------------                      --------------------
          Triax Comm. (26)                                  390
          C-TEC (27)                                        367
          Greater Media (33)                                241
          Insight Comm. (42)                                162
          Omega                                              38
          Masada Cable (75)                                  31
          Fanch Comm. (46)                                   30
                                                         ------
                         Total                            1,259
                                                         ======

As Kagan notes,


       Once all these proposed deals close, the top 20 U.S. cable MSOs will own about 87% (<<<) of an estimated 62.5 million cable customers and the top five MSOs will control 65% of the universe.

        The industry consensus is that consolidation is necessary in order to survive the negative impacts of convergence, regulation, and competition, and to provide operators with greater access to investment capital and greater leverage with equipment suppliers.

        This has resulted in a deal market where large deals are being completed but small deals are hard to complete due to lack of financing.
Premium prices are being paid for trophy properties with significant amounts of non-regulated revenue and reduced prices are being paid for smaller systems with mostly regulated revenues.

        A good example of industry convergence is the Sprint/Cable Alliance. The major players include Sprint with a 40% equity interest in the venture, TCI with a 30% equity interest and Cox Communications and Comcast Corporation each with a 15% equity interest. The total costs have been estimated at around $8 billion.

        Each of the players in the alliance will bring something different to the table in an attempt to accomplish what is best described as a national digital wireless communications network based on broadband communications services. Sprint brings long-distance and local exchange authority, as well as the most marketable and recognizable name. TCI offers a vast broadband wireline network. Comcast brings wireline and cellular service expertise to the venture and will look to develop a Sprint named wireline service to Baltimore and Detroit, and Cox Communications will provide a wireless service in the large southern California/Las Vegas market.5

Cable Financing

        Regardless of the size of current transactions, the ability to complete a transaction requires the use of creative financing. The traditional financing vehicles, i.e., senior debt and mezzanine financing, have become limited as the investment community tries to analyze the potential impact of new telecommunications legislation, as well as the effects of re-regulation. New areas of financing include strategic alliances, e.g., Time Warner/US West; recently increased junk bond activity, e.g.,seller paper; major pension fund investors, and increased liquidity from non-traditional investors, e.g., telco acquisitions such as US West's acquisition of the Bass Atlanta systems and Southwestern Bell's acquisition of the Hauser Washington D.C. area systems.

Industry Trends

        Cable TV historically has provided competitively priced entertainment compared with movie theaters and other away-from-home leisure activities. Cable revenues continue to exhibit stability over the business cycle relative to many other discretionary consumer expenditures.




------------
5 Cablevision Magazine, November 13, 1995, Sprinting Into Telecommunications.

        The latter half of the nineties is expected to bring continued growth in both cable television subscriptions and revenues, albeit at a somewhat slower growth rate, reflecting a maturing of the traditional basic cable industry. The industry will focus on new programming and alternative viewing selections, such as staggered starting times on alternative channels for entertainment events. Technology will play a major role in the continued growth and profitability of the industry. The use of fiber optic technology for 750 MHz systems with 500-2,000 households per node is now standard for industry rebuilds in high density areas. This, along with developments in digital television signal compression technologies, will allow cable systems to offer more channels by orders of magnitude at cost effective rates. Additionally, this distribution network architecture should position the cable operator to offer new interactive services in competition with other service providers as the new services approach viability. High speed cable modem services offering extremely rapid access to the internet and other data based services, telecommunications, and information services, such as Personal Communications Networks, are expected to offer additional revenue sources.

        Programming and Services: The next five to ten years will see additional growth of CATV revenues from other revenue categories (other than basic and pay cable subscription revenue) such as advertising, pay-per-view ("PPV"), home shopping, digital audio, telephony, and potential new technology oriented services such as interactive games and computer related services. In 1994 other revenues (see Table 1B) were approximately $3.4 billion, or 14.6%, of the industry's $23.0 billion in revenues. As depicted in Table 1B, between 1994 and 1999 other revenues are projected to grow to $12.7 billion, representing 31.8% of total industry revenue and a CAGR of approximately 30%. Basic cable subscription revenue is expected to grow at a 7.6% CAGR and pay services revenue increasing by 3.4% CAGR.

        As of December 31, 1994, over 65% of United States TV households had basic cable television. In addition to providing broadcast stations, basic cable offers the availability of program alternatives in the form of basic cable networks. Each of the six largest basic service networks (Cable News Network,ESPN, TBS Superstation, USA Network, and The Discovery Channel) has over 60 million subscribers. Other basic cable networks include The Learning Channel, Headline News, Lifetime, The Travel Channel, The Family Channel, C-Span, MTV, TNT, Arts & Entertainment, The Weather Channel, WWOR-TV, Home Shopping Network, The Nashville Network, CNBC, and Comedy Channel.

        Pay television services include channels for which an optional additional fee is paid to the CATV operator. According to CableVision
Magazine, September 18, 1995, the top five movie oriented pay channels served over 53 million subscribers. The top five movie entertainment services are Home Box Office (19.2 million subscribers), Disney Channel, Showtime, Cinemax, and Encore. In addition to these services, regional and local sport networks are sometimes offered as pay services.

        New programming services are anticipated as cable industry capacity constraints, as well as regulatory "disincentives" are eased. New sources of competition are expected from the RBOC's and Hollywood. Examples include the formation of Tele-TV in 1994 by Bell Atlantic, Nynex, and Pacific Telisis to develop programming content. Another video programming and interactive services venture will be known as Americast and includes Ameritech, BellSouth, SBC Communications and Disney which is in the process of acquiring Capital Cities/ABC.6

        According to Veronis, Suhler & Associates Communications Industry Forecast (1995) the three networks' audience levels, which were declining, have now stabilized, although their share of advertising dollars have continued to decline. In 1995, the three networks' portion of total TV advertising dollars are projected to be about 32.4%, compared with an estimated 44.7% in 1980. Much of this market share loss has come to cable television, which has offered advertisers both growing overall audiences and opportunities to reach niche audiences attracted by specialized programming.






-------------
6 Standard & Poors Telecommunications Industry Survey, December 7, 1995.

        This increase in cable viewership is summarized in the following report in the November 1995 Cable Avails:


         For the first three weeks of the 1995/96 broadcast season that officially began on Sept. 18, ad-supported cable posted significant gains in primetime viewership, while the four broadcast networks continued to lose audience despite heavy promotion of their fall program lineups. The average number of aggregate households watching primetime basic cable during the launch of the new season increased by more than 3 million -- up 26 percent from the same period last year. Cable's average collective primetime jumped 26 percent (to 29 from 23) and average rating rose 21 percent (to 17.4 from 14).

         A growing number of viewers, on the other hand, continued to tune out ABC, CBS, NBC and Fox. The debut of their 1995/96 primetime program schedules was met by an average collective loss of more than 2.7 million households, 6 share points and more than 3 rating points. These shifts in TV viewership seem to confirm that basic cable's audience is growing at the expense of broadcasters.

        Cable advertising revenues have begun to play a significant role in the industry's profitability. According to Veronis, Suhler & Associates' Communications Industry Forecast (1995), the audience share for all cable increased from 13.7% in 1984 to 30.1% in 1994. This has caught the attention of both local and national advertisers. 1994 net national and local spot spending totalled $2,930 million, a 14% increase over 1993, with 1995 advertising spending projected to be $3.3 billion, an increase of 13% over 1994. 1994 cable advertising represents 8.7% of total TV advertising. Cable advertising is forecasted to grow to 4.9 billion in 1999 which represents 11.0% of total TV forecasted advertising. In a rate regulated environment, advertising revenues, which are not subject to regulation, will exhibit double digit growth for the foreseeable future.

        The advantage of cable advertising lies in its ability to deliver specialized demographics at competitive rates. This is particularly true for small, local advertisers whose markets are too small to be efficiently covered by broadcasters. Due to the niche nature of cable television programming, cable advertising offers an attractive, cost effective advertising medium to target specific consumer demographics. Additionally, cable advertising interconnects, serving broad metropolitan areas, have developed to facilitate the booking at multiple cable systems of advertising time by national and regional advertisers.

        Pay-per-view, and in fact all pay services, has not achieved the levels of penetration and profitability that were anticipated in the mid-1980s. It is suspected that the flourishing home video business is a major factor in the lack of performance in this segment of the cable industry. Additionally, in recent years there were fewer big events, e.g. boxing, to draw viewers. Veronis, Suhler & Associates' Communications Industry Forecast (1995) summarizes the recent performances of PPV as follows,

          o  A total of $269 million was spent on PPV movies in 1994.

          o Buy rates have been disappointing with only 2.9 movies per household bought by 21.7 million PPV households in 1994. By contrast the average VCR household rented nearly 1 movie per week.

          o Total spending on PPV movies will rise to 1.0 billion in 1999 representing a CAGR of 28.7% from 1994 and based on the following assumptions:

             - Increased channel capacity will increase selection and
               allow multiplexing.

             - PPV cable buy rate will increase to 4.3 movies per year and PPV capable homes will increase to 29.0 million homes, 34% over 1994 levels.

             - PPV price will drop from an average of $4.25 in 1994 to $3.75 in 1999, narrowing the gap with video rentals.

             - PPV spending from DBS, backyard satellite dish and Telco video dial tone services will increase from virtually nothing presently to $581 million in 1999.

        In the future, pay-per-view may become a significant source of revenues as the technology improves and the acquisition of movies and event programming becomes more aggressive, thereby improving their availability on cable relative to theatrical and video cassette releases. A number of the large MSO's (multiple system operators) as well as both cable and broadcast networks have recently shown significant interest in both acquiring and developing new programming. Examples include cable programmers purchase of the rights to numerous professional sporting events including football, baseball, basketball, hockey, and boxing. Additionally, the networks have effectively "joined the fold" by developing their own cable TV channels (such as ESPN, ESPN2, CNBC, America's Talking, etc.) and NBC has entered into sports right agreements for Olympian coverage for the next eight years. Industry experts agree that this is a long-term trend which will continue to intensify cable's already strong and growing competition with the broadcasting industry.

        Pay-per-view services can be looked at as event oriented and movie oriented. According to Kagan, 1994 PPV gross revenues were $484 million and are estimated to total $583 million in 1995, an increase of 20% from 1994. It is anticipated that events will continue to increase in number and create an increased audience for PPV, i.e. more homes with fully addressable converters, and improved subscriber awareness of events and available movies will greatly accelerate the growth of PPV revenue. Kagan estimates cable PPV gross revenues to be $1.2 billion in 1999, representing a CAGR of 19%.

        Another source of new revenues has been the growth of home shopping services on cable TV. Paul Kagan Associates projected these services to generate 1994 revenue for CATV operators of $127 million and grow to $201 million by 1999 (a 9% CAGR). These services can be very profitable for cable system operators who generally receive 5%-10% of gross sales. A number of MSO's have taken equity positions in home shopping services and are earning even greater returns.

         The growth in cable video revenues and related service revenues such as telephony will be dependent upon the cable industry's implementation of interactive digital technology into their delivery system. These technical architectural changes include both digital and switched technologies.

        Such technology changes will have a profound affect on the industry's future. Barry Kaplan identifies the key issues of cable's technological future in a July 1992 Goldman Sachs report:

        o The cable television industry operates the only ubiquitous local broadband network in America today.

        o Development of optical fiber and implementation of digital video compression will revolutionize the capability of that network over the next ten years.

        o This process will significantly enhance the return from existing customers and create entirely new business opportunities with new customers.

Kaplan went on to state:

         "We believe that the industry is now entering a period of genuine technological revolution that, over a longer period of time, has the potential to dramatically expand the scope of the cable industry's business and greatly improve the quality and efficiency of its service. This revolution is also likely to make for some strange bedfellows as other industries and companies seek to take advantage of cable operator's network, and as the cable operator seeks to make the network more flexible and intelligent."

        The technology which is just over the horizon will enable cable operators to provide several new revenue sources from video services, telephony services (such as personal communication services, "PCS"), and PC-based on-line services.

        The implementation of interactive digital media services is now a question of timing. The cable industry is still developing this technology as witnessed by Time Warner's long awaited interactive multimedia system implemented in 1995 to a test market in Orlando, Florida. Issues of operating standards and bandwidth management must be resolved for effective implementation. The timing of the implementation of interactive services will also be dependent upon financing capabilities which may be impaired by perceived fairness of the current rewrite of the Communications Act and by rate regulation.

        The rollout of interactive digital media services is discussed in the Veronis, Suhler & Associates Communications Industry Forecast (1994).

         The projected penetration path for the interactive digital media network will likely mirror the growth of other successful consumer technologies. Typically, the roll-out of a new technology is relatively slow over the first five years. Then, if consumers accept and use the technology, penetration growth accelerates over the next five years. This pattern characterized the penetration paths of pay cable, home video, and color television, three of the most successful new consumer electronic technologies of the last 30 years.

Technology Developments

        New revenue sources will be dependent upon new delivery systems. Emerging technologies which will influence the new delivery systems are briefly described below.

       Fiber Optics: Optical fiber technology is rapidly being deployed in cable television systems and is projected to grow at an annual rate of 25% in the 1990s. It's use provides several advantages over traditional coaxial copper cable:


       o Cost effective upgrades of channel capacity by replacing "trunk" without the high cost of replacing all cable to each individual home, resulting in the "hybrid" fiber-coaxial system commonly in use today;

       o Improved reliability, by reducing the number of electronics required between the head end and the user;

       o The addition of two-way services for consumers or business at cost effective rates.

       o Reduced operating costs due to fewer electronics which need periodic "balancing" or fine-tuning;

       o Improved signal quality, due to fewer electronics and less possibility of static or electrical interference.


        HDTV: High Definition Television has been in development for over fifteen years. It has been successfully demonstrated half a dozen times on existing cable systems in the United States and Canada. Basically, the term HDTV represents a variety of technological approaches to improved clarity and quality. Recommendations regarding the technology have been made to the FCC, but the future of HDTV is yet to be determined.

        The current broadcast television transmission format was developed based upon engineering and technology available in the late 1940s and early 1950s. The FCC is in the process of "adopting a series of standards for HDTV transmission, designed by the Grand Alliance, a consortium of seven TV and cable equipment vendors."7 The original objective of HDTV was to achieve TV pictures that are more like movie screens than current TV sets. However, the capabilities that digital TV technology offers are beyond that originally contemplated and provide some issues to the television industry as outlined in the above referenced article.



----------------
7 Cablevision, November 13, 1995, "The Digital TV Showdown".

        o Broadcasters would like to use the 6 MHz additional channel any way they want. For example, does HDTV programming have to be aired exclusively or could broadcasts, using digital compression, offer multiple programs and if so, do CATV systems have to carry all of them under the "must carry" rules?

        o The computer industry is making a case before the FCC to use progressive scanning versus current interlace scanning. Progressive scanning is more legible for computer applications.

        o Digital channel capacity could be used by broadcasters for new telecommunications services such as paging and personal communications services (PCS). The issue before the FCC, and possibly Congress, is whether the award of the additional bandwidth to broadcasters should be paid for, now or in the future in a manner analogous to auctions used for recent PCS licenses.

        To deliver the sharper pictures of high definition TV, it will be necessary for the FCC to increase the bandwidth of each TV station beyond its current 6 MHz allocation. The FCC will also protect the existing base of television sets by requiring that broadcasters and cablecasters transmit signals that are compatible with existing sets for a period of several years.

        Broadcasters and cable operators will need to make changes to their current facilities to accommodate the new standard. We expect that the major television networks and the premium program services will be the first to offer programming in the high definition format. Local broadcasters and ad supported cable channels may take longer before they deliver programs in the high definition format.

        Video Compression: The purpose of video compression is to achieve more efficient use of expensive bandwidth and power. Currently, each television channel on a cable system occupies 6 MHz of spectrum space which is the same amount of bandwidth has a broadcast television channel. Hence the number of channels that a cable system can deliver to subscribers at any one time is limited by the bandwidth of the system. For example, an operator may currently carry 60 channels in a 450 MHz system, and 76 channels in a 550 MHz system.

        The use of video compression permits a greater number of channels to be transmitted in a given bandwidth then an analog signal. Most satellite signals that are delivered to cable headends occupy one satellite transponder or channel each. This transmission is in the analog mode. By digitizing and compressing a television signal it is possible to carry several programs on one satellite transponder. This is exactly the method that direct broadcast satellites use to make more than one hundred channels available to their customers. Similar technologies can be applied to a cable system. For example, a cable operator might dedicate four standard TV channels (24 MHz of bandwidth) to services to be delivered in a compressed mode. The compression technology might accommodate 8 to 12 video signals in this bandwidth. Hence, viewers would have four to eight additional program choices available to them. What would the cable operator need to do and how would subscribers be affected by such a service? First, only subscribers ordering channels being delivered in a compressed mode would need special equipment in their homes, much like today where some subscribers have addressable converters, some have plain converters and some have no converters. The cable operator would need to install some form of compression equipment in the headend, but would not need to make changes in the distribution system. Systems that are building cable distribution plants to 750 MHz generally allocate the bandwidth between 650-750 MHz for these services. In summary, the application of compression technology should make additional services available to some subscribers without being a burden to those not ordering such services.

       Digital Storage and Switching: One of the major elements of an interactive services delivery system will be the amount of digital storage and switching technology installed at or accessible to either a cable headend or a telephone switching office. Interactive services will require capabilities that are new to cable headends and telephone switching centers. Historically, cable headends do not have any significant switching requirements and telephone central offices do not handle television services. Digital technology is beginning to place increased demands on each of these facilities as the role of cable operators and telephone companies change. A major new element that is common to most interactive experiments is a file server, which can store gigabits of information. This information could include movies in a compressed video format, games that could be played simultaneously by several customers of a service, or data bases for use by local subscribers.

        The emergence of digital technology threatens to revolutionize home entertainment, education, and business into the next century. Interactive or two-way cable television is likely to become increasingly commonplace as it proves to be increasingly cost efficient in linking schools for special courses like it does in Enfield, Connecticut, connecting hospitals for training and videoconferences as it does at Portland, Oregon, providing municipal fire, police, prison, and utilities with discreet video connections as it does in many communities or providing data transmission for businesses as it does in New York City; Dearborn, Michigan; Kansas City; and elsewhere.


Competition

        As these technological developments occur, dramatically altering the way households, businesses, and schools "connect" with informational, educational, entertainment, telecommunications and transactional services, cable television is well positioned to take advantage of a whole array of new services. But, it is still a competitive marketplace. Today, future competition to cable operators is expected to come from three industries; direct broadcast satellite services, telephone companies, and wireless cable. It appears that all three competitors are adequately financed to compete with cable operators. Briefly, here are some of the strengths and weaknesses of the most frequently mentioned competitive threats to cable television in the years ahead.

        DBS: Direct Broadcast Satellite, is a satellite-to-home service by utilizing a "backyard dish" or receiver. Currently, most DBS customers are in lightly populated rural areas which are not served by cable companies due to cable's self-imposed guidelines for "cost-effective" densities of 20-30 households per mile.

        In late June 1994, G. M. Hughes Electronics and U.S. Satellite Broadcasting ("USSB") began offering a DBS system in five markets utilizing high-tech, high cost Ku-Band satellites for multichannel reception. The Hughes/USSB system (DirecTV) is currently available nationally, and has recently passed the one million subscriber milestone.

        PrimeStar, a direct satellite broadcast system owned by Comcast, TCI, and several other cable operators also began service in June 1994 with 70 channels in the first all digital television signal delivery system. Echo Star has successfully launched its DBS satellite in December 1995 and plans to begin service at the end of the first quarter 1996.

        Advantages of DBS to consumers are the prospect of satellite signals at competitive monthly prices and additional program services (Hughes may offer 50-80 channels of pay-per-view movies). Disadvantages are requirements for an unimpeded line of sight for the antenna, a high initial cost to subscribers (approximately $700 for a single TV set, $900 for two, plus installation fees up to $150), no carriage of local broadcast signals or locally originated programming, and currently the inability to provide practical interactive services. Cable systems in rural, low density areas currently without wired cable service or areas with limited channel capacity (35 or less) and poor service are the most vulnerable to DBS competition. Telephone companies and cable operators themselves may also market DBS services as a entree to cable services.

        According to Morgan Stanley's US Investment Research8 "direct-to-home satellites will become the largest competitors to the CATV industry with 12-
12.5 million subscribers by the end of the decade." The forecast assumes that DBS reception equipment for a single TV set will decline to just under $500 within five years and that PPV movie buy rates will provide impetus to growth and approximate video store rental by rates. We believe this to be an extremely aggressive forecast and note that Veronis Shuler Communications Industry Forecast 1995 only projects 4.0 million DBS subscribers by 1999, approximately 5% of total subscription video subscribers.

        Wireless: Wireless cable (also referred to as multichannel multipoint distribution system, "MMDS") provides multichannel television service via a local microwave distribution system and microwave receive equipment at the consumer location. Wireless requires less capital than cable, is easier to construct, and provides service to an area faster than it takes to build a cable system. Disadvantages include line of sight, interactivity and local content limitations, similar to those stated above for DBS, plus there are current limitations to a maximum of 33 channels of capacity. However, digital compression techniques will increase the number of programs delivered.

        Support for this technology is offered by recent proposed acquisitions of MMDS providers by Pacific Telesis and Nynex. Bell Atlantic has also formed an alliance with Cellular Vision of New York which provides a similar wireless service but at an even higher frequency. Some current wireless operators claim an "unlimited market" in United States cities with an average of 10% take-away of subscribers from cable, figures undocumented to date and strongly disputed by cable operators. Though a true competitive service to cable, the growth of wireless seems limited to 2-3% on average of the marketplace. This is confirmed by Veronis Schuler's Communications Industry Forecast 1995 which projects wireless cable subscribers increasing from 0.5 million in 1994 to 2.0 million in 1999 representing a 28% CAGR and 2.7% of the total subscription video subscribers.



-----------------
8 Cable Television Metamorphirs - the Arrival of DBS and RBOC Competition,
  September 15, 1995.

        Telephone Companies: When talking about cable competition, "telephone" usually means Regional Bell Operating Companies (RBOCs), GTE, Sprint, MCI, because their lobbying and public campaign for rights to provide video in their service areas has been highly visible. Telephone companies view cable as a great new source of revenue and a way to finance fiber optic cable throughout their areas. The RBOCs have financial resources, technical expertise and consumer experience to be real competitive threats. However, serious barriers to their entry remain. They have been prohibited from offering video services by the court and the Cable Act of 1984; their drops to households would all need to be replaced at a huge cost in order to provide a broadband video service comparable to what cable already has in place; Public Utility Commissions would be unlikely to tolerate any cross-ownership subsidiaries by a regulated utility for an entry into a new, competitive field dominated by an experienced incumbent; telephone companies have little experience in providing video, much less in a complicated, multi-tiered, menu-driven post 1992 Act era; and finally, if telephone companies should get full rights for video, it is likely that cable will get comparable rights to provide telephone services, a situation cable is far better situated to take advantage of from both a technological and regulatory standpoint with its broadband network in place, than are the telephone companies which would face heavy costs, time delays and regulatory challenges.

        If Congress were to pass legislation, which is currently pending, virtually granting telephone companies the right to offer video services and cable companies the right to offer local telephone services, many analysts give the competitive advantage to cable due to:

        o Cable's national broadband fiber/coaxial networks can be expanded for telephone services with an estimated cost of $20 billion while telephone's limited fiber/twisted pair network would require an investment of an estimated $400 billion to enable it to provide high capacity video services;

        o Cable companies are likely to react to market opportunities more quickly having an opportunistic entrepreneurial history, rather than that of a large, bureaucratic, utility monopoly which has only recently ventured into competitive business;

        o Cable is expected to "out-market" telephone companies, having experienced some competition and several large cable companies having managed cable-telco combined systems in the U.K. for several years; and

        o Cable will probably have an initial window of opportunity in the "open marketplace" of 2-3 years due to the RBOC's focus on first entering the long distance market, as well as normal lapsed time required for telephone companies to work their way through Public Utility Commission ("PUC") and regulatory procedures.

        Standard & Poor's Telecommunications Industry Survey, December 7, 1995 provides a synopsis of the issues facing the CATV industry as it prepares to enter the telecommunications market:


        o Cable networks are generally one way and operators must upgrade their networks with appropriate switching capabilities.

        o  The cable industry must overcome the reliability of its service.

        o The United Kingdom market provides some insight into the ability of UK cable companies to capture as much as 25% of the UK Telephony market. However, the telephony market in the UK does not provide the same level of reliability as in the U.S.; thus the analogy may not correlate.

        Video dial tone (VDT) is a switched video two-way interactive network that will allow numerous programming and transactional services, including "standard" cable TV service. This service requires a substantial increase in the capacity of the "wire" to the home, with most designs looking at all fiber to the curb or a hybrid fiber to a node and coaxial cable from the node to the curb.

        In any event, the RBOC's march towards being allowed to provide video in their service areas seems inevitable -- if not in 1995, then surely in 1996 when legislation is anticipated to complete its journey through Congress. As of the beginning of 1995, RBOC's have filed over 20 separate applications for approval to build video dial-tone systems to enable them to build transport systems and sell transmission capacity to video program operators. The U.S. District Court for the Eastern District of Virginia in 1993 held for Bell Atlantic that the cross-ownership provisions of the 1984 Cable Television Act barring RBOC's from providing cable in their service areas were unconstitutional (now on appeal). Currently, virtually all of the RBOC's have filed cases to provide cable service as evidenced by the granting of several cable TV franchises in its "territory" to Ameritech.

        Joint ventures and cable/telco cooperative efforts may well be a more likely development in the future instead of having head-to-head competition throughout the marketplace. Such joint ventures by United States cable companies and RBOCs are common in England, Australia, New Zealand, and elsewhere outside the United States. Although the proposed mega-mergers of communications giants like Bell Atlantic and TCI seem unlikely to re-occur in the near term, telephone company investments such as those of US West in Time Warner are likely to continue.

        In summary, the cable TV industry is well positioned to participate in the growth of the information highway. Additional services and corresponding sources of revenue will continue to develop and the consolidation of players in the CATV industry and telecommunications industry will continue so that economies of scale and sufficient resources, both capital and management, are available.

        Prudential Securities December 11, 1995 Research Weekly summarizes the outlook for the CATV industry as follows:


         ...the near term is clouded, though the long term is bright....the industry will ultimately generate multiple revenue streams over one plant....timing remains a problem...key drivers for the group over the next 12-18 months are:

         o Basic fundamentals are better than they have been in a long time owing to robust subscriber growth and easier comparison against 1994's regulatory depressed cash flows.

         o Telecom reform could still be enacted in 1995, likely giving a boost to cable stock prices.

         o Substantial upside moves in the group are likely to be driven by Technology development, a late 1998-1997 event at best.

                                   FAIR VALUE
                            OF A 3.4876% INTEREST IN
                       CABLEVISION INVESTMENT OF DETROIT
                             AS OF OCTOBER 31,1995


              PART III - DESCRIPTION OF THE SERVICE AREA AND SYSTEM

Description of Service Area

        The System serves subscribers in portions of Detroit, Michigan that are predominantly blue collar, high density areas.

        According to Sales & Marketing Management's 1995 Survey of Buying
Power, the Detroit Metropolitan Statistical Area ("MSA") ranked sixth in the nation in size with respect to total population, sixth in households, sixth in total effective buying income, and sixth in total retail sales. According to a demographic analysis done by Strategic Mapping, Inc., total population and total household projections for the year 2000 portray little to no growth in the Detroit MSA. The profile report projects population to increase from 4.315 million in 1995 to only 4.321 million in the year 2000 and households to increase from 1.602 million in 1995 to only 1.611 million in the year 2000. The analysis done by Strategic Mapping, Inc. agrees with a similar analysis generated by Sales & Marketing Management's 1995 Survey of Media Markets. Sales & Marketing Management's survey projects households to increase to an estimated
1.615 million by the year 2000, a little more aggressive than Strategic Mapping's estimates, but only approximating one-tenth of one percent annually. They also projected total population to decrease over the same time period from a 1995 population of 4.308 million to 4.298 million in 2000, a decrease of .2%.

        The Strategic Mapping Profile Report also provides 1990 census numbers showing much greater growth between 1990 and 1995 than what is expected over the next five years. Total population grew an estimated 1.1% from 1990-1995 and total households grew an estimated 1.4% over the same time period. In comparison, growth projections through the end of the decade are unsubstantial.

System Description

        The System serving Detroit, Michigan is a modern cable television system that includes a 550 MHz (80 channel) subscriber network and a fiber optic (dark fiber) commercial network. There is one central processing facility (headend) that is connected to hub sites by a combination of fiber optic cables and AML microwave equipment. There are 1,981 miles of aerial plant and 90 miles of underground plant. In the downtown business area there is a fiber network approximately 35 miles in length passing the major corporations that has not been activated yet and there is an additional empty 4" conduit in-place that could be used for alternate access facilities, representing some future upside potential for little incremental cost.

        The system headend and the plant that was inspected are in very good condition and appear to have been well maintained. The headend facility is very well designed and has sufficient room for expansion to 750 MHz operation.



        Detroit's operating statistics as of October 31, 1995 follow:

                Homes Passed:                                 374,057
                Equivalent Billing Units (Subscribers):       120,685
                 Penetration %:                                  32.3%
                Pay Units:                                    227,422
                 Pay-to-EBU:                                    188.4%
                Plant Miles: Aerial                            1980.5
                             Underground                         90.3
                                                              -------
                  Total                                       2.070.8
                                                              =======
                  Density                                         181 Homes/Mile
                                                              =======

        On October 31, 1995, the System passed 374,057 homes, serving 120,685 equivalent billing units ("EBU's") or 32.3% of homes passed. This was well below the industry penetration rate of 66.6%. Pay units, as of the valuation date, totalled 227,422 units, a pay-to-EBU ratio of 188.4%. This was well above the industry pay-to-EBU ratio of approximately 79.5%. The industry estimates are from The Cable TV Financial Databook (Paul Kagan Associates, Inc., July 1995). Historically, Detroit's EBU's have been trending upward as follows:

                                                    Cumulative Gain %
                                         EBU's     from December 1990
                                        --------   ------------------
              December 1990             109,830
              December 1991             113,361            3.2%
              December 1992             113,495            3.3%
              December 1993             116,539            6.1%
              December 1994             119,879            9.2%



        Table 2 details Detroit's actual revenue for October, month and year-to-date 1995 compared to 1994. Basic revenue for the month of October per subscriber was 6.5% higher than 1994. For the 10 month 1995 period, revenues were 3.9% higher than 1994. These gains in subscriber revenue have come primarily from increases in basic and pay monthly rates.

        Expected competition for Detroit's services include DTH ("Direct-to-Home") satellite multichannel video providers, as well as local telephone providers.

        These factors combine to limit cash flow margins and growth over the short and long term. Part IV which follows addresses Detroit's business enterprise valuation.

                                    TABLE 2

                       Cablevision Investment of Detroit
                         Comcast Cablevision of Detroit
                                Revenue Analysis


                                One Month       Ten Months         Year
                                  Ended            Ended           Ended
 (Unaudited)                  Oct. 31, 1995   Oct. 31, 1995   Dec. 31, 1994
                              -------------   -------------   -------------
Revenues:
 Cable Service - Basic         $2,637,636      $25,574,054     $29,497,335
 Additional Outlet                  4,825           44,994               0
 Pay Services                   2,100,090       20,279,330      23,026,565
 PPV - Movies                     118,393        1,144,693       2,704,818
 PPV - Events                      44,443        1,149,007               0
                               ----------      -----------     -----------
   Total Basic & Pay            4,905,387       48,192,078      55,228,718
                               ----------      -----------     -----------
 Installation Revenue              78,174          806,010       1,000,870
 Equipment Sales - Remotes         25,714          264,860               0
 Other Revenue                     11,124          324,423         336,615
 Production                         7,614           58,890               0
 Home Shopping Revenue             52,066          723,618         527,444
 Equipment Rental Revenue - Conv  374,920        3,466,682       4,353,504
 Ad Sales Revenue                 225,770        1,819,217       1,888,415
 Guide                             71,383          729,119         887,461
                               ----------      -----------     -----------
 Total Other Revenue              846,765        8,192,819       8,994,309
                               ----------      -----------     -----------
 Total Revenue                 $5,752,152      $56,384,897     $64,223,027
                               ==========      ===========     ===========
Revenues/EBU:
 Average EBU's                    120,625          121,232         119,539
                               ==========      ===========     ===========
Basic                              $21.91           $21.13          $20.56
Pay Revenue Per EBU                 17.41            16.73           16.05
Pay Revenue Per Pay Sub              9.23             8.64            8.21
Pay-Per-View                         1.35             1.89            1.89
Installation                         0.65             0.66            0.70
Home Shopping Revenue                0.43             0.60            0.37
Equipment Rental Revenue             3.32             3.08            3.03
Other Revenue                        0.16             0.32            0.23
Guide                                0.59             0.60            0.62
Ad Sales Revenue                     1.87             1.50            1.32
                               ----------      -----------     -----------

 Total Revenue/EBU             $    47.69      $     46.51     $     44.77
                               ==========      ===========     ===========

                                   FAIR VALUE
                            OF A 3.4876% INTEREST IN
                       CABLEVISION INVESTMENT OF DETROIT
                             AS OF OCTOBER 31, 1995


                    PART IV - BUSINESS ENTERPRISE VALUATION

        The purpose of developing a business enterprise value ("BEV") is to determine the fair market value for a going concern entity. The business enterprise value includes the additional value that all the assets generate together as a going concern. This additional value is estimated from the returns achieved by the operating assets (both tangible and intangible) of the System.

        There are several possible approaches to value for any cable television system. The three classical approaches to value, based upon cost, market, and income, may all have relevance and validity in the valuation of a cable system. However, approaches that are based on cost would be the least meaningful and most subjective because a major element of value is the intangible assets, such as franchises, licenses, and subscriber relationships which permit a system to operate, and the cost of directly obtaining these assets usually bears little relation to the value of those intangible assets. Consequently, the best approaches to value are those which rely on estimates of future income to be realized from operating the system, and to a lesser extent, on market data from the sales of other systems.


                            THE VALUATION OF DETROIT

        We have utilized the three most commonly employed methods for valuing a CATV business namely: income approach, market approach, and guideline company approach. The cost approach was considered, but rejected as inappropriate.



                                      -40~

Income Approach

        There are several adaptions, or versions, of the income approach. The method most applicable to valuing properties like the subject is the Discounted Cash Flow Method ("DCF"). In this method, the anticipated future cash flows of the System are discounted at a rate commensurate with the property's risk characteristics.

        The DCF approach is standard investor and appraisal industry practice. The appraiser determined system operating cash flow, defined as income before depreciation, amortization, debt retirement, interest on funds invested in the property, and taxes, in arriving at a value indicator for the System.

        In determining Detroit's operating cash flows, the appraiser derived average annual revenue per subscriber, number of homes passed, operating margin, and market penetration as a percent of homes passed. This data, along with historical financial statements and other information obtained from System management and industry sources, is reflected in our projections. Exhibit C details the assumptions made and methodology employed in developing the cash flow projections shown in Exhibit D.

        In using the DCF, value results from the sum of two sources: the present value of the annual cash flows of the projection period and the present value of the property's residual value at the end of the projection period. The reliability of this method rests directly with the accuracy of the revenue forecast, the income-expense relationship, and other assumptions required to produce the yearly cash flows.

        In any analysis of future cash flows, a critical factor is the selection of the discount rate which will be utilized in the calculation of the present value of these future values. The investment's discount rate, also referred to as a return requirement, is the overall return which an investor expects to achieve on an investment. The development of the discount rate starts with the determination of a weighted average cost of capital.

        The weighted average cost of capital is made up of two components: debt and equity.9 The cost of equity is arrived at by using the widely accepted Capital Asset Pricing Model ("CAPM"). The derivation of the cost of equity and its formula is shown in Table 3 and is consistent with the general form of the CAPM.

        The derived equity rate represents the return expected on equity capital by an investor and is consistent with our experience with respect to equity investor expectations in today's CATV marketplace. Briefly, this method begins with the risk free rate of return, generally the rate on U.S government debt instruments of appropriate duration, and then applies both an equity risk premium and small stock premium that equity requires in order to invest. The appropriate discount rate for Detroit needs to consider the unsystematic risk associated with a single property. The appraiser considered the factors outlined in the System Description (Part III) in arriving at Detroit's unsystematic risk of 7%. To determine the total equity return requirement, these components are summed.





-------------------
9 Stocks, Bonds, Bills, and Inflation 1995 Yearbook, Ibbotson Associates
  Weighted Average Cost of Capital
        r   = (re x we) + (rd x wd)
              ---------------------
                      we + wd
        r   = weighted average cost of capital
        re  = expected rate of return on equity
        rd  = expected rate of return on debt
        we  = appropriate weight of equity
        wd  = appropriate weight of debt
Equity Cost of Capital
----------------------
        rs  = rf + (B x rp)
        rs  = the equity cost of capital
        rf  = the current riskless rate
        B   = the beta or market risk of the stock
        rp = the arithmetic equity risk (or market) premium sp = small stock premium is added if appropriate

                                     TABLE 3
                        WEIGHTED AVERAGE COST OF CAPITAL
                         COMCAST CABLEVISION OF DETROIT
                             AS OF OCTOBER 31, 1995


Cost of Equity
      Risk Free Rate
      (10-Year Treasury Securities; October 26, 1995;
      Source: Value Line)                                                           6.06%
      Equity Risk Premium Intermediate-Term (Entire Market)        7.60%
      (Ibbotson Associates, 1995)
      Market Beta CATV Stocks                                    x 1.60
                                                                 ------

      Adjusted Equity Risk Premium                                                  12.16%

      Small Stock Premium
      (Ibbotson Associates, 1995)                                                    4.00%
      Unsystematic Risk - Company Specific                                           7.00%
                                                                                    ------
      Cost of Equity = (Risk Free Rate) + (Adjusted Equity
                        Risk Premium) + (Small Stock Premium)
                        + (Unsystematic Risk) =                                     29.22%
                                                                                    ======
Cost of Debt
       Kagan High Yield Media Bonds                                                 10.26%
       Less Tax Effect (at 36.5%)                                                    3.74%
                                                                                    ------
                                     After Tax Cost of Debt                          6.52%
                                                                                    ======



Weighting
                               %               % of Capital                Weighted Cost
                            Return               Structure                  of Capital
                            ------             ------------                ------------
     Equity                 29.22%                  40%                       11.69%
     Debt                    6.52%                  60%                        3.91%
                                                                              ------

                       Weighted Average Cost of Capital                       15.60%
                                                                              ======
                       Rounded to                                             15.50%
                                                                              ======


         The next step is to determine the cost of debt capital. This rate is principally affected by the credit worthiness of the borrower and the general risk associated with the industry. To estimate the cost of debt as of the valuation date,we look to the cable television debt market. Paul Kagan, in his Cable TV Investor of October 17, 1995, tracks 44 cable bonds providing a cable high-yield bond average. The average yield to maturity at October 15, 1995 for these bonds was 10.26%. We then tax effected this assumed cost of debt, taking into consideration statutory federal and state tax rates.

        The final step is to determine the mixture of debt and equity in the capital structure. The capital structure percentages were derived based upon a review of the industry lending practices as of the valuation date. Senior debt lending limits are typically discussed in terms of cash flow multiples. The debt-to-equity ratio is derived by comparing the debt lending limit multiples to the valuation cash flow multiples. The calculation for the weighted average cost of capital of 15.5% (rounded) for the Detroit System is shown on Table 3.

        Beyond the projection horizon, the System will still have value. This residual value is based upon the theory that the investor would sell the property at the end of the projection period. The present value of this hypothetical sale (residual) is then added to the present value of annual cash flows to arrive at a value indication under this approach. The appraiser selected a residual multiple of 9.0. This multiple was derived based on the dividend discount model which states that the value of the System in year ten is equal to the expected future cash flow in year eleven divided by the remainder of the required rate of return less the expected long-term growth rate. The multiple is then equal to the inverse of the required rate of return (15.5%) less the growth rate in perpetuity (4%), or 11.5%. The value indication for 100% of the assets of Detroit as of October 31, 1995 under the income approach from Exhibit D is $292,100,000 (rounded).

Market Approach

        Another approach to be considered in the valuation of CATV businesses is known as the market approach or comparable sales approach. The market approach requires the appraiser to collect and analyze recent comparable market transactions and then make value adjustments based on a comparative analysis between the market transactions and the subject property. It is important to use transactions which are on or about the valuation date and which, if possible, straddle that date.

        The application of the market approach is most commonly found in the appraisal of real estate. The market for real estate is characterized by frequent sales within a geographic area, reliably known sale prices, and readily discernable attributes of properties sold. This is not the case for sales of cable television businesses. The businesses are comprised of a number of types of tangible and intangible assets, and data on these transactions are available only through the press and trade publications. The quality of this reported data is suspect and quite incomplete. The appraiser's experience in the cable industry has been that the publicly available data is at best an approximation. The buyers and sellers in this market are under no obligation to report the information.

        The application of a classic market approach to cable television business would be extremely difficult and unreliable due to the lack of comparative data and the subjectivity of any comparative value adjustments. Due to the unique nature of each cable property, to complete a valid comparative analysis the following variables would need to be collected and analyzed for each market transaction:

         -   Homes in Franchise Area
         -   Homes Passed by Cable
         -   Subscriber Penetration
         -   Revenues Per Subscriber
         -   Current Cash Flow
         -   Operating Margin
         -   System/Size Configuration
         -   Location
         -   Service Area Demographics
         -   Physical Plant Condition
         -   Required Capital Expenditures
         -   Regulatory Environment
         -   Competition
         -   Specific Buyer and Seller Motivations
         -   Liabilities Assumed

        Even if all the necessary information was available, the quantification of value adjustments to reflect differences between market transaction comparative indicators and the subject property's comparative indicators would be extremely difficult. As such, the classic market approach was rejected due to the lack of appropriate data.

        While the market approach was not used to develop separate value conclusions, market data from recent cable television transactions was collected and reviewed to provide corroborative evidence to the value conclusion determined by the income approach.

        Industry practice is to describe market transactions for cable systems in terms of subscriber (price/number subscribers) and cash flow multiples (price/cash flow). We have reviewed the cable television transaction market, as reported in Cable TV Investor (Paul Kagan Associates), through October 1995, and selected the announced transactions each of which was over 47,000 subscribers as presented in Table 4. The weighted average multiples and standard deviations are as follows:
                                                            Std. Dev.
                                                            --------
                  Price/Subscriber            $1,794          $391
                                              ======          ====
                  Price/Cash Flow                9.5           1.1
                                                 ===           ===

                                    TABLE 4

                   1995 ANNOUNCED/PROPOSED CABLE SYSTEM SALES



 LOCATION                     SELLER                                         BUYER
 --------                     ------                                         -----

  ANN ARBOR                   COLUMBIA INT'L                                 CONTINENTAL
  AUGUSTA                     CABLE TV FUND                                  JONES INTERCABLE
  SANTA CLARA                 TCI                                            INTERMEDIA
  ATHENS                      INTERMEDIA                                     TCI
  CA, CO, ID, MT & WA         CENTURY                                        ROCK ASSOC.
  NJ                          SAMMONS COMM.                                  TKR
  PA                          SAMMONS COMM.                                  LENFEST
  CA BASED MSO                WESTERN COMM.                                  TCI
  DALE CITY                   COLUMBIA                                       JONES INTERCABLE
  FAYETTE ET. AL.             CENCOM OF AL., LP                              MARCUS CABLE
  PA, FL, N. ENGLD.           LEADERSHIP, EAST. TELE 1ST CARO                ADELPHIA/OLYMPUS
  OR, WA, NV (SYS)            COLUMBIA ASSOC.                                TELE-COMMS.
  CA, HAWAII (SYS)            CHRONICLE PUB.                                 TELE-COMMS.
  MO, MA                      UNITED VIDEO CBLVS                             CHARTER COMM.
  KS,IL,IN,NC,OK              MULTIMEDIA, INC.                               GANNETT CO., INC.
  CA, WA, ID-BASED SYS.       KING CABLE (50%)                               PROVIDENCE JRNL.
  NC, FL, IL, KY, MO, AL      US CABLE                                       V CABLE
  PA, WILLIAMSPORT            COX                                            SUSQUEHANNA
  WA, SAVANNAH                TIME WARNER                                    JONES INTERCABLE
  Wl, HI, OH-BASED SYS.       JONES INTERCABLE                               TIME WARNER
  RI, VA, AZ, LA, NB SYS.     TCI                                            COX
  WA, IL, IA, MI, PA SYS.     COX                                            TCI

                              TOTALS / SIMPLE AVERAGES

                              WEIGHTED AVERAGES

                              STANDARD DEVIATION

                              SIMPLE AVERAGE RANGE WITHIN 1 STANDARD DEVIATION - HIGH

                              SIMPLE AVERAGE RANGE WITHIN 1 STANDARD DEVIATION - LOW




                                                            Value Based on Subscribers

                                                            Value Based on Cash Flow





                   BASIC      HOMES                      VALUE          CASH
   PRICE           SUBS      PASSED            %           PER          FLOW      PROJ
   ($MIL)         (000s)      (000s)        PEN.           SUB        ($000s)      CFx
  ------          -----      -------       -----        ------        -------     ----
  $155.0           74.0       119.9        61.7%        $2,095        $13,596     11.4
   141.7           66.0        98.1        67.3%         2,147         14,608      9.7
   139.0           70.0       119.3        58.7%         1,986         15,618      8.9
   163.3           86.0       118.6        72.5%         1,899         18,770      8.7
    84.0           47.0        71.1        66.1%         1,787          8,660      9.7
   267.5          147.0       188.7        77.9%         1,820         25,971     10.3
   533.3   .      293.0       383.0        76.5%         1,820         50,311     10.6
   578.0          327.1       436.1        75.0%         1,767         58,384      9.9
   123.0           50.0        64.9        77.0%         2,460         12,947      9.5
   151.0           83.6       120.5        69.4%         1,806         16,413      9.2
   177.9          108.0                                  1,647         21,963      8.1
   304.0          147.0       245.0        60.0%         2,068         30,400     10.0
   565.0          328.0       435.0        75.4%         1,723         65,698      8.6
    90.0           45.3        57.7        78.5%         1,987         10,000      9.0
   861.0          450.0       737.7        61.0%         1,913         93,587      9.2
   265.0          124.3       200.5        62.0%         2,132         22,650     11.7
   219.0          252.5       336.7        75.0%           867         34,219      6.4
    36.4           54.5        71.7        76.0%           668          4,044      9.0
   130.0           63.5       100.8        63.0%         2,047         12,871     10.1
   130.0           77.5       114.0        68.0%         1,677         15,663      8.3
   590.0          295.6       454.8        65.0%         1,996         59,000     10.0
   590.0          319.2       498.8        64.0%         1,848         59,000     10.0
--------        -------     -------        -----        ------       --------     ----

$6,294.1        3,509.1     4,972.8        69.0%        $1,825       $664,373      9.5
--------        -------     -------        -----        ------       --------     ----

                                           70.6%        $1,794                     9.5
                                           -----        ------                    ----

                                                          $391                     1.1
                                                          ----                    ----

                                                        $2,216                    10.6
                                                        ------                    ----

                                                        $1,435                     8.3
                                                        ------                    ----

               Base        High          Average         Low
              -------    --------       --------      --------

              120,685    $267,436       $216,467      $173,180

              $32,108    $340,494       $304,179      $267,508


        The standard deviation for the subscriber and cash flow multiples indicate that the multiples can vary between 24% and 12% respectively, above and below the mean. The subscriber multiple has much greater variation and hence is less useful as a value indicator than the cash flow multiple. The weighted averages yield the following value indicators.

        Price/Subscriber     $1,794 x 120,685 = $216,470,000 (rounded)
                                                ============
        Price/Cash Flow      9.5 x $32,108,000 = $304,200,000 (rounded)
                                                 ============

        In arriving at the value indicator, under the market approach, the appraiser weighted the subscriber multiple value indication 5% and the cash flow multiple value indication 95%. This weighting is due to investors' preference for the cash flow multiple and the large variability, as described above, of the subscriber multiple.

         Therefore, the value indicator for 100% of Detroit's assets, under the market approach, as of October 31, 1995 was:

                             $299,600,000 (rounded)
                             ============

GUIDELINE COMPANY APPROACH

        We have employed the guideline company method to establish multiples which are applicable to the company being valued. Guideline company valuation analysis is a technique that provides an indicated publicly traded equivalent value of equity based on direct comparison of the subject company common stock to common stocks of publicly traded companies involved in the same or similar lines of business. As provided in the following sections, we have identified a group of publicly traded companies that we consider suitable for comparison with the Detroit System.


SELECTION OF GUIDELINES COMPANIES

      The guidelines companies were selected on the basis of the following criteria:

1. The corporation was a United States company that conducted its business primarily in the United States.

2. It derived a substantial portion of its revenues from activities relating to cable television operations.

3. The corporation was listed in SIC Code 4841, Cable and Other
   Pay Services.

4. Adequate financial information (five years) about the corporation was publicly available.

5. The corporation had positive cash flow in two of the last three years and three of the last five years.

6. The corporation was not currently involved in negotiations to be acquired or actually in the process of being acquired.

7. The corporation's stock was publicly traded and was listed in Standard & Poor's S&P Reports. Such a listing is indicative of investor interest.



        We have reviewed a comprehensive list of public companies and determined that six companies met the above criteria. A brief description of each of these companies follows. Financial and market data on these companies are presented in Exhibit E, F, and G of this report.



DESCRIPTION OF GUIDELINE COMPANIES

        ADELPHIA COMMUNICATIONS CORP. ("Adelphia"), NASDAQ (ADLAC) owns, operators, and manages cable television systems in medium sized markets.

        CABLEVISION SYSTEMS ("Cablevision") AMEX (CVC) owns and operates cable television systems in addition to owning programming networks.

        COMCAST CORPORATION ("Comcast") NASDAQ (CMCSK) is the third largest cable television operator and through Comcast Cellular is a major provider of cellular telephone services in the northeast.

       FALCON CABLE SYSTEMS ("Falcon") AMEX (FAL) is a limited partnership which owns, operates, and develops cable television systems in California and Western Oregon.

        TCA CABLE TV ("TCA") NASDAQ (TCAT) owns systems primarily in smaller markets in southern and western states.

        TELE-COMMUNICATIONS, INC. ("TCI") NASDAQ (TCOMA) is the largest cable television operator.

ANALYSIS AND COMPARISON OF PUBLICLY TRADED GUIDELINE COMPANIES

        While ratio and trend analyses are particularly helpful in identifying areas of improvement or deterioration from Detroit's norms, they give no indication of how Detroit's balance sheet and operating performance compare with other companies in the industry at the valuation date and over time. The following observations are derived from the data presented in Exhibit E and F.

        1. Size - Detroit is smaller, in terms of total assets and revenues, than all of the guideline companies. The closest in size is Falcon.

        2. Profit margins (cash flows) - For both operating income before and after depreciation, Detroit was equal to or above the guideline companies due to Detroit's very high revenue per subscriber.

        In support of applying multiples to Detroit's business operations, the following conclusions have been drawn:

        Although Detroit is smaller then the guideline companies, it's operating margins are higher, however, it has lower basic penetration, higher pay-to-basic, and higher basic churn.

        Given all these factors, the appraisers have determined that the median multiple of the guideline companies is applicable to Detroit.

VALUATION USING GUIDELINE COMPANY ANALYSIS

        Several approaches for valuing closely held companies are available under the guideline company analysis approach. Most approaches involve some variation of earnings power or underlying assets, or a combination of the two. After a review of several approaches, we have relied on the following three approaches for our value indications:

         1. Capitalization of earnings before interest, taxes, depreciation, and amortization ("EBlTDA").

         2. Capitalization of earnings before interest and taxes ("EBIT").

         3. Capitalization of revenue.



        These three approaches rely on data from the publicly traded guideline companies.

        The value multiples utilized in the three approaches relate the guideline companies' stock price at the valuation date to various fundamental data such as revenues and earnings. These multiples generally take into account trends in operating performance as well as the stability or instability of the underlying data. In this manner, the risks associated with the comparative companies can be viewed in relation to return expectations as exhibited by the pricing behavior of a particular company's common stock.

        As a result of the above observations, we selected multiples representing the median of the guideline companies. The following table presents the indicated values using the results of the guideline company methodology from Exhibit G ($000's):

                                           Multiple
   Approach                       Base     Applied     Value       Weight      Value
   --------                     --------   -------   --------      ------     ------
PRICE: EBITDA
  Latest 3 year average         $26,040     4.60     $119,784       20.0%    $23,957
  Latest twelve months           27,236     4.10      111,668       60.0%     67,001
                                                                   ------    -------
                                                                    80.0%     90,958
                                                                   ------    -------
PRICE: EBIT
  Latest 3 year average          16,374    13.00      212,862        2.5%      5,322
  Latest twelve months           18,006    13.90      250,283        7.5%     18,771
                                                                   ------    -------
                                                                    10.0%     24,093
                                                                   ------    -------
PRICE: REVENUES
  Latest 3 year average          65,384     1.70      111,153        2.5%      2,779
  Latest twelve months           65,967     1.40       92,354        7.5%      6,927
                                                                   ------    -------
                                                                    10.0%      9,706
                                                                   ------    -------
Indicated freely-traded lack of control value
  of total invested capital                                        100.0%   $124,757
                                                                   ======   ========



        In concluding a freely traded value for the common shares, greatest weight was given to the price: EBDITA approach (80%) as being most indicative of value in this case since this multiple captures the unique operating properties of this industry, and additionally, sales transactions in this industry are generally based on this type of multiple. The other two multiples were given a weighting of 10% each.

        The value derived from the above analysis represents the freely traded value of non-controlling equity interests in Detroit, since market prices of the guideline public companies show what investors paid for non-controlling interests. The prices do not reflect the premiums a purchaser would most likely be forced to pay to acquire 100% control of these companies.

        The communication and broadcasting industries were examined for the 1992-1994 periods from Mergerstat Review to determine the premium for control to be applied to Detroit.

                                                     Premiums*
                                     ----------------------------------------
                                       1994            1993            1992
                                     --------        -------         -------
     Communications                  54.6%(7)        52.7%(6)        64.2%(5)
     Broadcasting                    40.4%(7)        66.5%(3)        49.3%(2)

    Weighted Averages (by number
    of transactions)

    Communications                  56.6%
    Broadcasting                    48.4%
                                   ------
    Average                         52.5%
                                   ======

    Weighted Averages (with current
       year more weight, 3, 2, 1)

    Communications                  55.6%
    Broadcasting                    50.6%
                                   ------
    Average                         53.1%
                                   ======
    Average of Averages             52.8%
                                   ======

* Numbers in parenthesis are number of transactions in each year.

        Applying this 52.8% premium to the freely traded lack of control value of common equity yields a value of $190,600,000 (rounded) at October 31, 1995.

        The valuation indicators, as of October 31, 1995, under the income, market, and guideline company approaches follow:


               Income                     $292,100,000
                                          ============
               Market                     $299,600,000
                                          ============
               Guideline Company          $190,600,000
                                          ============

        The income and market approaches have retuned value indicators for 100% of the assets of the System, while the guideline Company approach has yielded an equity value. This appraisal study is being undertaken to determine an equity valuation. Therefore, existing System debt, as of October 31, 1995 most be subtracted from the 100% asset value indicators to determine the equity on a fair market value basis in the System at the valuation date.

        Long-term debt on the System's balance sheet amounted to $55,687,500 at October 31, 1995 per unaudited financial statements supplied to the appraiser by Comcast management. If this debt ($55,700,000 rounded) is subtracted from the asset value indicators, the equity values at October 31, 1995 are as follows:

                 Income                    $236,400,000
                                           ============
                 Market                    $243,900,000
                                           ============
                 Guideline Company         $190,600,000
                                           ============



CORRELATION AND CONCLUSION

         The value of a 100% equity interests have been derived under three separate approaches as follows:


                                                           Guideline        Market
                                               DCF          Company      Transaction
                                         ------------    ------------    ------------
Freely Traded Value of Controlling
 Equity Interests in Detroit             $236,400,000    $190,600,000    $243,900,000



        The appraisers reconciled the three approaches by relying mainly on the DCF approach. As discussed earlier, the transaction approach is mainly for corroboration of the income approach. We believe that the DCF approach deserves more weight due to the unique characteristics of each cable television system and the fact that this method incorporates the unique combination of revenue sources and competitive forces to which the System is subject. The guideline company approach, while also useful for corroborative purposes, is not weighted highly as a stand-alone value indicator due to the vast differences between publicly traded MSO's and individual systems. The fair


                                     -54~-
value of 100% of Detroit's equity, is therefore, $236,000,000 (rounded) at October 31, 1995.

        Therefore, in the appraisers' opinion, ClD's 10% interest in Detroit is valued at $23,600,000 or $23.60 per share and the public shareholder's
3.4876% interest in CID is valued at $823,000 (rounded) at October 31, 1995.

                              APPRAISAL CERTIFICATE

        The determination of the fair value of a 3.4876% interest in Cablevision Investment of Detroit and its sole asset, the cable television system serving portions of Detroit, Michigan, has been appraised by John E. Kane and Henry E. Sherman of Kane Reece Associates, Inc., Metro Park, New Jersey. The effective date of the appraisal is October 31. 1995.

        We certify that, to the best of my knowledge and belief:


        -  The statements of fact contained in this report are true and correct.

        - The reported analysis, opinions, and conclusions, are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

        - Neither Kane Reece Associates, Inc., nor I have any present or prospective interest in the property that is subject of this report, and we have no personal interest or bias with respect to the parties involved.

       - Kane Reece Associates, Inc.'s compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

       - Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

       - No one provided significant professional assistance to the persons signing this report.

        The appraiser personally interviewed management for the current appraisal and inspected the System's service area in conjunction with a previous appraisal.

        No investigation has been made of the title to or the liabilities against the assets which have been appraised.

        It is understood that this report is provided for the purpose(s) described in the transmittal letter and introduction of this report. It is not to be quoted in whole or in part or otherwise referred to or disseminated to any other person, entity or government agency without the prior written consent of Kane Reece Associates, Inc.


KANE REECE ASSOCIATES, INC.



/s/ John E. Kane
------------------------------------
John E. Kane
Principal



/s/ Henry E. Sherman
------------------------------------
Henry E. Sherman
Vice President

399 Thornall Street
Metro Park, NJ 08837-2236


January 3, 1996

                                    EXHIBIT A



                                PROGRAM OFFERINGS

        Comcast Cable of Detriot
        Channel Line-up @ 11/15/95

        System          DETROIT
        Franchise       DETROIT
CABLE
CHANNEL PROGRAMMING SERVICES    BST         Pay          PPV
------- --------------------    ---         ---          ----
 2      WJBK                     1
 3      VH-1                     1
 4      WDIV                     1
 5      WKBD                     1
 6      LOCAL ACCESS             1
 7      WXYZ                     1
 8      USA                      1
 9      ESPN                     1
10      PREVUE GUIDE             1
11      CNN                      1
12      WTBS                     1
13      WGN                      1
14      PHOTO CLASSIFIED         1
15      BULLETIN B0ARD           1
16      FAMILY                   1
17      BET                      1
18      E! TV                    1
19      HB0                                 1
20      WXON                     1
21      CINEMAX                             1
22      SHOWTIME                            1
23      TMC                                 1
24      DISNEY                              1
25      PASS/PASS BASIC          1
26      PLAYBOY~/ValueVision     1
27      TNT                      1
28      AMC                                 1
29      PPV/Sneak Preview        1
30      PPV                                               1
31      PPV                                               1
32      WEATHER                  1
33      A & E                    1
34      HEADLINE NEWS            1
35      CNBC                     1
36      PPV                                               1
37      QVC                      1
38      QVC II                   1
39      HSN                      1
40      HSN II                   1
41      THE B0X                  1
42      LIFETIME                 1
43      MTV                      1
44      NASHVILLE                1
45      DISCOVERY                1
46      NICKELODEON              1
47      LEARNING                 1
48      HBO II                              1
49      CINEMAX II                          1
50      SHOWTIME II                         1
51      SCI-FI                   1
52      CARTOON                  1
53      PPV                                               1
54      UNIVISION                1
55      TRAVEL                   1
56      WTVS                     1
57      CBET                     1
58      CSPAN                    1
59      WADL                     1
60      LEASED ACCESS            1
61      LEASED ACCESS            1
62      WGPR                     1
63      ARAB NETWORK                        1
64      TV - 48                  1
65      CSPAN II                 1
66      NASA                     1
67      PUBLIC ACCESS            1
68      TBN                      1
69      INSPIRATION              1
70      HOME & GARDEN            1
71      GOV'T ACCESS             1
72      MEU                      1
73      COURT TV                 1
74      HISTORY CHANNEL          1
75      EDUCATIONAL ACCESS       1
76      RELIGIOUS CHANNEL        1
77      COLLEGE CABLE            1
78      WORKING CHANNEL          1
                            ------      -----        -----
                                63         10            4


Detroit plans to add Bet on Jazz and Comedy in 8/96.

                                    EXHIBIT B


                              FINANCIAL STATEMENTS

              Exhibit B
                Page 1

Comcast Cable of Detroit
Comparative Consolidated Income Statements

                                     12 Months
                                        Ended
($000's)                               10/31          Year Ended December,
                               ------------------------------------------------
                                     1995     1994     1993     1992     1991
                                     ----     ----     ----     ----     ----
   Net sales                      $65,967  $64,223  $65,963  $62,852  $60,645
                                  -------  -------  -------  -------  -------

   Costs and expenses:
      Cost of sales                47,961   48,426   43,022   43,268   41,694
      Selling and administrative        0        0    7,622    8,215    8,162
                                        -        -    -----    -----    -----

   Operating Income                18,006   15,797   15,319   11,369   10,789

      Interest                        544    3,107    2,802    3,179    5,181
      Other                         2,874    3,615    3,958    3,771    3,633
                                    -----    -----    -----    -----    -----

   Income before income taxes      14,588    9,075    8,559    4,419    1,975

   Income taxes                       105      589      521      417      380
                                      ---      ---      ---      ---      ---
   Net income                     $14,483  $ 8,486  $ 8,038  $ 4,002  $ 1,595
                                  =======  =======  =======  =======  =======


Comcast Cable of Detroit
Common Size Consolidated Income Statements


                                     12 Months
                                       Ended
                                       10/31        Year Ended December,
                                     -----------------------------------------
                                       1995     1994     1993     1992   1991
                                       ----     ----     ----     ----   ----
     Net sales                        100.0%  100.0%   100.0%   100.0%  100.0%
                                      -----   -----    -----    -----   -----

     Costs and expenses:
        Cost of sales                  72.7%   75.4%    65.2%    68.8%   68.8%
        Selling and administrative      0.0%    0.0%    11.6%    13.1%   13.5%
                                        ---     ---     ----     ----    ----

     Operating Income                  27.3%   24.6%    23.2%    18.1%   17.8%

        Interest                        0.8%    4.8%     4.2%     5.1%    8.5%
        Other                           0.0%    0.0%     0.0%     0.0%    0.0%
                                        ---     ---      ---      ---     ---

     Income before income taxes        22.1%   14.1%    13.0%     7.0%    3.3%

     Income taxes                       0.2%    0.9%     0.8%     0.7%    0.6%
                                        ---     ---      ---      ---     ---

     Net income                        22.0%   13.2%    12.2%     6.4%    2.6%
                                       ====    ====     ====      ===     ===



Supplementary data:
Depreciation and amortization in
  operating expenses                  9,230   10,055   9,713    11,411  15,304
Preferred dividend requirements           0        0       0         0       0
Cash dividends on common stock            0        0       0         0       0
Dividends per share                    0.00     0.00    0.00      0.00    0.00
Effective income tax rate              0.7%     6.5%    6.1%      9.4%   19.2%



Comcast Cable of Detroit
Comparative Consolidated Balance Sheets

                                                        At
($000's)                                        October 31                        At December 31,
--------                                        ----------      -------------------------------------------------------
                                                      1995           1994           1993           1992            1991

                                                      ----           ----           ----           ----            ----
Cash and cash equivalents                             $594          ($188)          $240        ($1,828)        ($1,221)
Accounts receivable, net                             2,227          2,862          2,245          1,680           1,785
Inventories                                              0              0              0              0               0
Prepaid expenses and other                           1,352          1,477            638          1,420           1,295
                                                     -----          -----            ---          -----           -----

     Total current assets                            4,173          4,151          3,123          1,272           1,859
                                                     -----          -----          -----          -----           -----


Property, plant and equipment, gross               119,828        130,146        127,467        121,916         112,815
Less accumulated depreciation                       61,138         61,018         52,396         42,910          31,730
                                                    ------         ------         ------         ------          ------

     Net property, plant and equipment              58,690         69,128         75,071         79,006          81,085
                                                    ------         ------         ------         ------          ------

Other assets                                        16,092              0              0              0               0
FCC licenses                                             0              0              0              0               0
Intangible assets                                    7,363              0              0              0               0
                                                     -----              -              -              -               -


     Total assets                                  $86,318        $73,279        $78,194        $80,278         $82,944
                                                   =======        =======        =======        =======         =======


Current liabilities, less current maturities
  of long term debt and def. inc. tax              $10,789         $6,159         $6,825         $8,641          $6,666

Current maturities of long term debt                     0              0          7,043              0               0
                                                         -              -          -----              -               -

     Total current liabilities                      10,789          6,159         13,868          8,641           6,666
                                                    ------          -----         ------          -----           -----

Long term debt, less current maturities             55,688         55,688         46,480         62,600          56,900
Other liabilities                                      622          5,706          8,108          7,337           6,679
Deferred income taxes                                  975              0              0              0               0
                                                    ------          -----         ------          -----           -----

     Total long term debt                           57,285         61,394         54,588         69,937          63,579
                                                    ------         ------         ------         ------          ------

Partner's Capital                                   18,244          5,726          9,738          1,700          12,699
                                                    ------          -----          -----          -----          ------

     Total partner's capital                        18,244          5,726          9,738          1,700          12,699
                                                    ------          -----          -----          -----          ------

     Total liabilities and partner's capital       $86,318        $73,279        $78,194        $80,278         $82,944
                                                   =======        =======        =======        =======         =======

Comcast Cable of Detroit
Common Size Consolidated Balance Sheets

                                                        At
($000's)                                        October 31                        At December 31,
                                                ----------         -------------------------------------------------------

                                                        1995           1994           1993           1992            1991
                                                        ----           ----           ----           ----            ----
Cash and cash equivalents                               0.7%           -0.3%           0.3%          -2.3%           -1.5%
Accounts receivable, net                                2.6%            3.9%           2.9%           2.1%            2.2%
Inventories                                             0.0%            0.0%           0.0%           0.0%            0.0%
Prepaid expenses and other                              1.6%            2.0%           0.8%           1.8%            1.6%
                                                       ----            ----           ----           ----            ----

     Total current assets                               4.8%            5.7%           4.0%           1.6%            2.2%
                                                       ----            ----           ----           ----            ----

Property, plant and equipment, gross                  138.8%          177.6%         163.0%         151.9%          136.0%
Less accumulated depreciation                          70.8%           83.3%          67.0%          53.5%           38.3%
                                                       ----            ----           ----           ----            ----

     Net property, plant and equipment                 68.0%           94.3%          96.0%          98.4%           97.8%
                                                       ----            ----           ----           ----            ----

Other assets                                           18.6%            0.0%           0.0%           0.0%            0.0%
FCC licenses                                            0.0%            0.0%           0.0%           0.0%            0.0%
Intangible assets                                       8.5%            0.0%           0.0%           0.0%            0.0%
                                                       ----            ----           ----           ----            ----


     Total assets                                     100.0%          100.0%         100.0%         100.0%          100.0%
                                                      -----           -----          -----          -----           -----



Current liabilities, less current maturities
  of long term debt and def. inc. tax                  12.5%            8.4%           8.7%          10.8%            8.0%
Current maturities of long term debt                    0.0%            0.0%           9.0%           0.0%            0.0%
                                                        ---             ---            ---            ---             ---

     Total current liabilities                         12.5%            8.4%          17.7%          10.8%            8.0%
                                                       ----             ---           ----           ----             ---

Long term debt, less current maturities                64.5%            0.0%          59.4%          78.0%           68.6%
Other liabilities                                       0.7%           83.8%          10.4%           9.1%            8.1%
Deferred income taxes                                   1.1%            0.0%           0.0%           0.0%            0.0%
                                                        ---             ---            ---            ---             ---

     Total long term debt                              66.4%           83.8%          69.8%          87.1%           76.7%
                                                       -----           -----          -----          -----           -----

Common stockholders' equity                            21.1%            7.8%          12.5%           2.1%           15.3%
                                                       ----             ---           ----            ---            ----

     Total partner's capital                           21.1%            7.8%          12.5%           2.1%           15.3%
                                                       ----             ---           ----            ---            ----

     Total liabilities and partner's capital          100.0%          100.0%         100.0%         100.0%          100.0%
                                                      =====           =====          =====          =====           =====

                                    EXHIBIT C

                        CASH FLOW PROJECTION ASSUMPTIONS

                                    EXHIBIT C
                        CASH FLOW PROJECTION ASSUMPTIONS
                           BEGINNING OCTOBER 31, 1995

INTRODUCTION

       A cash flow projection has been developed for Detroit and is in the CATV System Valuation Model in Exhibit D.

Homes Passed

        Homes passed are based upon current passings and projection of growth provided by Strategic Mapping and Sales and Marketing and discussions with System management. We have projected no growth in households in Detroit during the projection period.

EBU PENETRATION

        Current penetration of 32.3% is well below the national average of 66.6%. Penetration is increased from 33.7% in year 1 to 43% by year 10. This growth considers historical performance, tempered by competition.

EBU's
        This is the product of homes passed times EBU penetration.

AVERAGE EBU REVENUE

        Table 3 analyzes System revenues for October 1995, month and year-to-date and 1994. The analysis shows that for October 1995 EBU revenue totaled $47.69. This analysis provides a baseline for the projection. The first page of Exhibit D shows the revenue projection assumption by service. Many of these assumptions are compared to projections prepared by Paul Kagan Associates, Inc. and published in The Cable TV Financial Databook (1995). Revenues for digital and telephony services have not been projected as they were too speculative, nor were the capital expenditures needed to implement these services forecasted.

TOTAL REVENUE

        This is product of EBU's times average EBU revenue. Page 2 of Exhibit D details the revenue projections by service.

OPERATING CASH FLOW MARGIN (%)

       The Operating Margin is a function of the average revenue per subscriber and the cost of providing services. The operating performance of the System was reviewed for prior years and for 1993 through November. The appraiser believes that there will be marketplace factors that will limit margin growth including but not limited to the following:


       o  Continued rate regulations at least through 1997.

       o Competition existing and new (e.g. Telcos) stepped up marketing, rate restraint, and higher churn.

        o Growth in pay-per-view and potential new services (e.g. digital audio) that have or will have higher attendant costs.

        o System growth and competition will require increased direct and indirect staff.

        The System's current cash flow margin is 42%, approximately equal to industry standards. However, we have increased margins to 43% in year 1 growing to and capped at 45% in year 3.

OPERATING CASH FLOW

      This is the computational result of Total Revenue times Operating Margin.


CAPITAL EXPENDITURES

        Capital expenditures for new plant, converters, and maintenance capital have been supplied by System management through 2000; appraisers have grown these estimates at 5% annually for recurring and 10% annually for rebuild capital. In lieu of reflecting rebuild capital, we have not included digital and telephony revenue and expenses which would result from such capital expenditures.

NET CASH FLOW

        This is the computational result of operating cash flow minus capital expenditures.

PRESENT VALUE FACTOR

        A 15.5% mid-year convention. The reader is referred to the text for a discussion of the discount rate.

PRESENT VALUE CASH FLOW

        This is the result of multiplying the net cash flow times the present value factor. The sum of the yearly "present valued" cash flows is shown as an element of the value indication.

RESIDUAL VALUE

       The dividend discount model, also known as the Gordon Growth Model, states that the value of the System in year 10 is equal to the expected future dividend (cash flow) in year 11 divided by the remainder of the required rate of return less the expected long-term growth rate. The multiple then, is equal to the inverse of the required rate of return (15.5%) less the growth rate in perpetuity (4%) or 11.5%. The inverse of 11.5% is 9 (rounded).

        Therefore, the residual value is calculated using a 9 multiple of year 11 cash flow. Taxes, adjusted for an estimated remaining tax basis in the assets (calculation shown below), are deducted and the after tax proceeds are then discounted to present value. The discounted residual is then added to the present value of cash flows to yield the value indication.


Estimated Tax Basis for Residual Calculation
       Business Enterprise Value                                        $      292,000,000
       Unamortized Basis:
           Tangibles at 25%, life less than 10 years                                     0
           Amortizable intangibles at 75% of BEV                                72,952,000
           Capital Expenditures                                                 10,429,000
                                                                        ------------------
               Tax Basis                                                        83,384,000
           Year 10 "sales price"                                               545,717,000
           Percent of "sales price" not taxable                                      15.3%
                                                                        ------------------
           Net capital gains tax (includes state tax factor)                         30.9%
                                                                        ==================

                                    EXHIBIT D



                              CASH FLOW PROJECTION

                                                                       Exhibit D
                                                                          Page 1
Cablevision Investment of Detroit, Inc.      KANE REECE ASSOCIATES, INC.
Comcast Cablevision of Detroit
As of October 31, 1995                          CATV SYSTEM VALUATION MODEL

Growth Rate in Homes Passed             0.0%
Homes Passed                         374,057
Equivalent Billing Units             120,685        32.3%        EBU's/HP
Pay Units                            227,422       188.4%        Pay Units/EBU's
Operating Margin                       41.9%
Weighted average discount rate         15.5%

                       Year                                1       2       3       4       5       6       7       8       9      10
                       ----                                -       -       -       -       -       -       -       -       -      --

         Basic Rev/EBU (now $21.91)                  $22.79  $23.70  $24.60  $25.60  $26.60  $27.70  $28.80  $30.00  $31.20  $32.40
                        Growth rate                    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%    4.0%
                   Kagan Projection                  $24.58  $25.56  $26.57  $27.64  $28.74  $29.87  $31.07  $32.33  $33.62     n/a
                        Growth rate                    7.0%    4.0%    4.0%    4.0%    4.0%    3.9%    4.0%    4.1%    4.0%

       Pay Rev/Pay Unit (now $9.23)                   $9.23   $9.51   $9.51   $9.79   $9.79  $10.09  $10.09  $10.39  $10.39  $10.70
                        Growth rate                      0%      3%      0%      3%      0%      3%      0%      3%      0%      3%
                   Kagan Projection                   $8.20   $8.12   $8.04   $7.96   $7.88   $7.80   $7.80   $7.80   $7.80     n/a
                        Growth rate                   -1.0%   -1.0%   -1.0%   -1.0%   -1.0%   -1.0%    0.0%    0.0%    0.0%

   Pay-Per-View Rev/EBU (now $1.89)                   $1.98   $2.08   $2.19   $2.30   $2.41   $2.53   $2.66   $2.79   $2.93   $3.08
                        Growth rate                    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%
                   Kagan Projection                   $0.93   $1.10   $1.29   $1.47   $1.67   $1.87   $2.05   $2.22   $2.37     n/a
                        Growth rate                   16.3%   18.3%   17.3%   14.0%   13.6%   12.0%    9.6%    8.3%    6.8%

    Equipment Rental/EBU (now $3.32)                  $3.42   $3.52   $3.63   $3.74   $3.85   $3.96   $4.08   $4.21   $4.33   $4.46
                        Growth rate                      3%      3%      3%      3%      3%      3%      3%      3%      3%      3%

        Advertising/EBU (now $1.50)                   $1.73   $1.98   $2.22   $2.49   $2.74   $3.01   $3.31   $3.64   $4.01   $4.41
                        Growth rate                   15.0%   15.0%   12.0%   12.0%   10.0%   10.0%   10.0%   10.0%   10.0%   10.0%
                   Kagan Projection                   $2.00   $2.24   $2.49   $2.75   $3.08   $3.47   $3.87   $4.28   $4.69     n/a
                        Growth rate                   13.6%   12.0%   11.2%   10.4%   12.0%   12.7%   11.5%   10.6%    9.6%

  Shopping Ch. Comm/EBU (now $0.60)                   $0.63   $0.66   $0.69   $0.73   $0.77   $0.80   $0.84   $0.89   $0.93   $0.98
                        Growth rate                      5%      5%      5%      5%      5%      5%      5%      5%      5%      5%

   Installation Rev/EBU (now $0.65)                   $0.68   $0.72   $0.75   $0.79   $0.83   $0.87   $0.91   $0.96   $1.01   $1.06
                        Growth rate                      5%      5%      5%      5%      5%      5%      5%      5%      5%      5%

              Other/EBU (now $0.92)                   $0.97   $1.01   $1.07   $1.12   $1.17   $1.23   $1.29   $1.36   $1.43   $1.50
                        Growth rate                    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%    5.0%


            Pay-to-EBU (now 188.4%)                  186.0%  184.0%  182.0%  180.0%  178.0%  176.0%  174.0%  172.0%  170.0%  168.0%
                   Kagan Projection                   81.2%   82.6%   84.0%   85.2%   86.1%   86.7%   87.4%   88.1%   88.8%

               Total Annual EBU Rev                 $592.34 $614.10 $629.43 $652.63 $669.57 $694.41 $713.49 $740.59 $761.98 $790.32
               monthly (now $32.22)                  $49.36  $51.17  $52.45  $54.39  $55.80  $57.87  $59.46  $61.72  $63.50  $65.86
                    Compound growth                    3.3%
                   Kagan Projection                  $36.73  $40.05  $44.44  $50.47  $56.13  $61.09  $65.99  $70.40  $74.57
                    Compound growth                    9.3%

                                                                      Exhibit D
                                                                         Page 2

Cablevision Investment of Detroit, Inc.              KANE REECE ASSOCIATES, INC.
Comcast Cablevision of Detroit
As of October 31, 1995                               CATV SYSTEM VALUATION MODEL


       Year                                            1              2              3              4              5              6
       ----                                            -              -              -              -              -              -

Homes Passed                                    374,057        374,057        374,057        374,057        374,057         374,057

EBU Penetration                                   33.7%          35.0%          36.0%          37.0%          38.0%           39.0%
  Kagan Penetration Projection                    67.5%          68.0%          68.3%          68.2%          67.7%           67.1%

Equivalent Billing Units                       126,057        130,920        134,661        138,401        142,142         145,882

Basic Revenue/EBU                           $    22.79     $    23.70     $    24.60     $    25.60     $    26.60     $     27.70

Basic Revenue                               34,468,680     37,233,634     39,751,786     42,516,815     45,371,618      48,491,253
                                            ----------     ----------     ----------     ----------     ----------      ----------

Pay-to-Basic Ratio                               186.0%         184.0%         182.0%         180.0%         178.0%          176.0%
Pay Units                                      234,466        240,893        245,082        249,122        253,012         256,753

Pay Revenue/Pay Unit                        $     9.23     $     9.51     $     9.51     $     9.79     $     9.79     $     10.09

Pay Revenue                                 25,969,499     27,481,715     27,959,657     29,273,147     29,730,265      31,074,896
                                            ----------     ----------     ----------     ----------     ----------      ----------

Pay-Per-View Revenue/EBU                    $     1.98     $     2.08     $     2.19     $     2.30     $     2.41     $      2.53

Pay-Per-View Revenue                         3,001,926      3,273,614      3,535,503      3,815,397      4,114,442       4,433,852
                                            ----------     ----------     ----------     ----------     ----------      ----------

Remotes Revenue/EBU                         $     3.42     $     3.52     $     3.63     $     3.74     $     3.85     $      3.96

Remotes Revenue                              5,172,783      5,533,496      5,862,344      6,205,942      6,564,881       6,939,770
                                            ----------     ----------     ----------     ----------     ----------      ----------

Advertising Revenue/EBU                     $     1.73     $     1.98     $     2.22     $     2.49     $     2.74     $      3.01

Advertising Revenue/EBU                      2,609,384      3,116,549      3,590,265      4,132,794      4,668,940       5,270,988
                                            ----------     ----------     ----------     ----------     ----------      ----------

Shopping Ch Revenue/EBU                     $     0.63     $     0.66     $     0.69     $     0.73     $     0.77     $      0.80

Shopping Ch Revenue                            952,993      1,039,243      1,122,382      1,211,237      1,306,172       1,407,572
                                            ----------     ----------     ----------     ----------     ----------      ----------

Installation Revenue/EBU                    $     0.68     $     0.72     $     0.75     $     0.79     $     0.83     $      0.87

Installation Revenue                         1,032,409      1,125,846      1,215,914      1,312,174      1,415,020       1,524,870
                                            ----------     ----------     ----------     ----------     ----------      ----------

Late Fees & Other Revenue/EBU               $     0.97     $     1.01     $     1.07     $     1.12     $     1.17     $      1.23

Late Fees & Other Revenue                    1,461,255      1,593,505      1,720,986      1,857,230      2,002,797       2,158,277
                                            ----------     ----------     ----------     ----------     ----------      ----------

                   Total Revenue           $74,668,929    $80,397,602    $84,758,836    $90,324,736    $95,174,134    $101,301,479
                                           -----------    -----------    -----------    -----------    -----------    ------------



      Year                                                         7                    8                    9                   10
      ----                                                         -                    -                    -                   --


Homes Passed                                                 374,057              374,057              374,057              374,057

EBU Penetration                                                 40.0%                41.0%                42.0%                43.0%
  Kagan Penetration Projection                                  66.5%                65.9%                65.3%


Equivalent Billing Units                                     149,623              153,363              157,104              160,845


Basic Revenue/EBU                                             $28.80               $30.00               $31.20               $32.40


Basic Revenue                                             51,709,640           55,210,813           58,819,715           62,536,345
                                                          ----------           ----------           ----------           ----------


Pay-to-Basic Ratio                                             174.0%               172.0%               170.0%               168.0%
Pay Units                                                    260,344              263,785              267,077              270,219


Pay Revenue/Pay Unit                                          $10.09               $10.39               $10.39               $10.70


Pay Revenue                                               31,509,510           32,883,795           33,294,143           34,696,414
                                                          ----------           ----------           ----------           ----------


Pay-Per-View Revenue/EBU                                       $2.66                $2.79                $2.93                $3.08

Pay-Per-View Revenue                                       4,774,918            5,139,006            5,527,564            5,942,132
                                                           ---------            ---------            ---------            ---------


Remotes Revenue/ EBU                                           $4.08                $4.21                $4.33                $4.46


Remotes Revenue                                            7,331,244            7,739,961            8,166,603            8,611,877
                                                           ---------            ---------            ---------            ---------


Advertising Revenue/EBU                                        $3.31                $3.64                $4.01                $4.41


Advertising Revenue/EBU                                    5,946,755            6,704,967            7,555,353            8,508,766
                                                           ---------            ---------            ---------            ---------


Shopping Ch Revenue/EBU                                        $0.84                $0.89                $0.93                $0.98

Shopping Ch Revenue                                        1,515,847            1,631,430            1,754,782            1,886,391
                                                           ---------            ---------            ---------            ---------


Installation Revenue/EBU                                       $0.91                $0.96                $1.01                $1.06


Installation Revenue                                       1,642,168            1,767,383            1,901,014            2,043,590
                                                           ---------            ---------            ---------            ---------


Late Fees & Other Revenue/EBU                                  $1.29                $1.36                $1.43                $1.50


Late Fees & Other Revenue                                  2,324,299            2,501,527            2,690,666            2,892,466
                                                           ---------            ---------            ---------            ---------


                   Total Revenue                        $106,754,380         $113,578,881         $119,709,841         $127,117,982
                                                        ------------         ------------         ------------         ------------

                                                                       Exhibit D
                                                                          Page 3


Cablevision Investment of Detroit, Inc.             KANE REECE ASSOCIATES, INC.
Comcast Cablevision of Detroit
As of October 31, 1995                              CATV SYSTEM VALUATION MODEL


                                          1              2              3              4              5               6
                                          -              -              -              -              -               -

Total Revenue                   $74,668,929    $80,397,602    $84,758,836    $90,324,736    $95,174,134    $101,301,479

Margin % to Revenue                    43.0%          44.0%          45.0%          45.0%          45.0%           45.0%

Operating Cash Flow              32,107,639     35,374,945     38,141,476     40,646,131     42,828,360      45,585,665

Capital Expenditures:
      - Rebuild                     440,000        484,000        532,000        585,000        644,000         708,000
      - Recurring                 1,695,000      2,166,000      2,318,000      2,415,000      2,606,000       2,736,000
                                  ---------      ---------      ---------      ---------      ---------       ---------
             Total                2,135,000      2,650,000      2,850,000      3,000,000      3,250,000       3,444,000

Net Cash Flow                    29,972,639     32,724,945     35,291,476     37,646,131     39,578,360      42,141,665

 Present Value Factor @ 15.5%       0.93048        0.80561        0.69750        0.60390        0.52285         0.45269

PV Net Cash Flow                $27,889,068    $26,363,675    $24,615,852    $22,734,395    $20,693,734     $19,077,031
                                -----------    -----------    -----------    -----------    -----------     -----------



                                           7               8               9              10


Total Revenue                   $106,754,380    $113,578,881    $119,709,841    $127,117,982


Margin % to Revenue                     45.0%           45.0%           45.0%           45.0%


Operating Cash Flow               48,039,471      51,110,497      53,869,428      57,203,092


Captal Expenditures:
    - Rebuild                        779,000         857,000         943,000       1,037,000
    - Recurring                    2,873,000       3,017,000       3,168,000       3,326,000
                                   ---------       ---------       ---------       ---------
              Total                3,652,000       3,874,000       4,111,000       4,363,000


Net Cash Flow                     44,387,471      47,236,497      49,758,428      52,840,092


 Present Value Factor @ 15.5%        0.39194         0.33934         0.29380         0.25437


PV Net Cash Flow                 $17,397,126     $16,029,235     $14,619,071     $13,441,097
                                 -----------     -----------     -----------     -----------




Present Value of Net Cash Flows                $202,860,284
Present Value of Residual                        89,223,783
                                                 ----------

     Value Indication under Income Approach    $292,084,068
                                               ------------
        Value Indication Rounded               $292,100,000
                                               ------------
          Value Indication/EBU                       $2,420
                                                     ------
        Cash Flow Multiple - Projected                  9.1
                                                        ---



                   Residual Value
---------------------------------------------------
9x's Yr 11 Operating Cash Flow         $545,717,498
Less: Taxes (see Schedule) @   30.9%    168,752,978
                                        -----------
After Tax Proceeds (end of year 10)     376,964,520
                                        -----------
Present Value @ 15.5%                   $89,223,783
                                        -----------

                                    EXHIBIT E


            FINANCIAL STATEMENTS AND COMMON SIZE STATEMENTS 1991-1995
                        OF THE PUBLIC GUIDELINE COMPANIES




Adelphia                                                                        Exhibit E
Comparative Consolidated Income Statements                                      Page 1


                                12 Months
                                   Ended
($000's)                            9/30            Year Ended March 31,
                                 --------------------------------------------------------
                                    1995       1995        1994        1993        1992
                                    ----       ----        ----        ----        ----
Net sales                        $380,693    $361,505    $319,045    $305,222    $273,630
                                 --------    --------    --------    --------    --------

Costs and expenses:
   Cost of sales                  218,252     204,595     179,949     172,783     159,604
   Selling and administrative      67,657      63,487      52,801      49,468      44,427
                                 --------    --------    --------    --------    --------

Operating Income                   94,784      93,423      86,295      82,971      69,599

   Interest                       206,251     195,698     182,136     164,859     164,839
   Other                            6,379       9,484      (1,135)     17,878      26,365
                                 --------    --------    --------    --------    --------

Income before income taxes       (117,846)   (111,759)    (94,706)    (99,766)   (121,605)

Income taxes                       (6,818)     (5,475)      2,742       3,143           0
                                 --------    --------    --------    --------    --------

Net income                      ($111,028)  ($106,284)   ($97,448)  ($102,909)  ($121,605)
                                 --------    --------    --------    --------    --------
Earnings per common share
 (based on weighted average #
  of shares outstanding):          ($4.19)     ($4.32)     ($5.66)     ($6.80)     ($8.80)


 Supplementary data:
    Depreciation and
     amortization in
     operating expenses           104,635      97,602      89,402      90,406      84,817
    Preferred dividend
     requirements                       0           0           0           0           0
    Cash dividends on
     common stock                       0           0           0           0           0
    Dividends per share              0.00        0.00        0.00        0.00        0.00
    Effective income tax rate         5.8%        4.9%      -2.9%       -3.2%        0.0%




Adelphia
Common Size Consolidated Income Statements

                                 12 Months
                                   Ended
($000's)                            9/30            Year Ended March 31,
                                 --------------------------------------------------------
                                    1995       1995        1994        1993        1992
                                    ----       ----        ----        ----        ----
 Net sales                        100.0%     100.0%      100.0%      100.0%      100.0%

 Costs and expenses:
      Cost of sales                57.3%      56.6%       56.4%       56.6%       58.3%
      Selling and administrative   17.8%      17.6%       16.5%       16.2%       16.2%
                                  ------     ------      ------      ------      ------
   Operating Income                24.9%      25.8%       27.0%       27.2%       25.4%
                                  ------     ------      ------      ------      ------
    Interest                       54.2%      54.1%       57.1%       54.0%       60.2%
    Other                           1.7%       2.6%       -0.4%        5.9%        9.6%
                                  ------     ------      ------      ------      ------

 Income before income taxes       -31.0%     -30.9%      -29.7%      -32.7%      -44.4%

  Income taxes                     -1.8%      -1.5%        0.9%        1.0%        0.0%
                                  ------     ------      ------      ------      ------
 Net income                       -29.2%     -29.4%      -30.5%      -33.7%      -44.4%
                                  ------     ------      ------      ------      ------



Adelphia                                                                                      Exhibit E
Comparative Consolidated Balance Sheets                                                          Page 2

                                                       At
($000's)                                     September 30                     At March 31,
                                             --------------------------------------------------------------------
                                                     1995          1995          1994          1993          1992
                                                     ----          ----          ----          ----          ----

Cash and cash equivalents                        $  3,723      $  5,045      $ 74,075      $ 38,671      $ 11,173
Accounts receivable, net                           21,452        20,433        18,021        17,541        14,945
Inventories                                             0             0             0             0             0
Prepaid expenses and other                         62,266        48,352        38,772        27,929        22,937
                                               ----------    ----------    ----------      --------      --------
     Total current assets                          87,441        73,830       130,868        84,141        49,055
                                               ----------    ----------    ----------      --------      --------


Property, plant and equipment, gross                    0             0             0             0             0
Less accumulated depreciation                           0             0             0             0             0

     Net property, plant and equipment            542,225       518,405       446,290       398,859       371,357
                                               ----------    ----------    ----------      --------      --------


Other assets                                       56,690        48,968        23,922        15,467           478
Investments in affiliated cos                      69,007        79,972        54,978        11,527        54,908
Intangibles                                       545,487       546,116       417,788       439,599       449,993
                                               ----------    ----------    ----------      --------      --------

     Total assets                              $1,300,850    $1,267,291    $1,073,846      $949,593      $925,791
                                               ==========    ==========    ==========      ========      ========

Current liabilities, less current maturities
 of long term debt and def. inc. tax             $167,135      $147,117      $106,478       $87,108       $85,065

Current maturities of long term debt                    0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------
     Total current liabilities                    167,135       147,117       106,478        87,108        85,065
                                               ----------    ----------    ----------    ----------    ----------

Long term debt, less current maturities         2,072,942     2,002,195     1,781,964     1,714,426     1,542,148
Other liabilities                                  17,873        19,415        11,747        16,673        12,122
Deferred income taxes                             107,777       110,139        91,721             0             0
                                               ----------    ----------    ----------    ----------    ----------

     Total long term debt                       2,198,592     2,131,749     1,885,432     1,731,099     1,554,270
                                               ----------    ----------    ----------    ----------    ----------

Preferred stock                                         0             0             0             0             0
Common stockholders' equity                    (1,064,877)   (1,011,575)     (918,064)     (868,614)     (713,544)
                                               ----------    ----------    ----------    ----------    ----------

     Total stockholders' equity                (1,064,877)   (1,011,575)     (918,064)     (868,614)     (713,544)
                                               ----------    ----------    ----------    ----------    ----------

     Total liabilities and equity              $1,300,850    $1,267,291    $1,073,846      $949,593      $925,791
                                               ==========    ==========    ==========    ==========    ==========
Common shares outstanding                          26,477        24,628        17,221        15,139        13,819





Adelphia
Common Size Consolidated Balance Sheets

                                                       At
($000's)                                     September 30                    At March 31,
                                             --------------------------------------------------------------------
                                                     1995          1995          1994          1993          1992
                                                     ----          ----          ----          ----          ----

Cash and cash equivalents                            0.3%          0.4%          6.9%          4.1%          1.2%
Accounts receivable, net                             1.6%          1.6%          1.7%          1.8%          1.6%
 Inventories                                         0.0%          0.0%          0.0%          0.0%          0.0%
 Prepaid expenses and other                          4.8%          3.8%          3.6%          2.9%          2.5%
                                                    -----         -----         -----         -----         -----
  Total current assets                               6.7%          5.8%         12.2%          8.9%          5.3%
                                                    -----         -----         -----         -----         -----

 Property, plant and equipment, gross                0.0%          0.0%          0.0%          0.0%          0.0%
 Less accumulated depreciation                       0.0%          0.0%          0.0%          0.0%          0.0%
                                                    -----         -----         -----         -----         -----
  Net property, plant and equipment                 41.7%         40.9%         41.6%         42.0%         40.1%
                                                    -----         -----         -----         -----         -----

Other assets                                         4.4%          3.9%          2.2%          1.6%          0.1%

Investments in affiliated cos.                       5.3%          6.3%          5.1%          1.2%          5.9%
Intangibles                                         41.9%         43.1%         38.9%         46.3%         48.6%
                                                    -----         -----         -----         -----         -----
     Total assets                                  100.0%        100.0%        100.0%        100.0%        100.0%
                                                   ======        ======        ======        ======


Current liabilities, less current maturities
  of long term debt and def. inc. tax               12.8%          11.6%           9.9%          9.2%          9.2%
Current maturities of long term debt                 0.0%           0.0%           0.0%          0.0%          0.0%
                                                     ---            ---            ---           ---           ---

     Total current liabilities                      12.8%          11.6%           9.9%          9.2%          9.2%
                                                    ----           ----            ---           ---           ---


  Long term debt, less current
    maturities                                     159.4%         158.0%         165.9%        180.5%        166.6%
  Other liabilities                                  1.4%           1.5%           1.1%          1.8%          1.3%
  Deferred income taxes                              8.3%           8.7%           8.5%          0.0%          0.0%
                                                     ---            ---            ---           ---           ---

               Total long term debt                169.0%         168.2%         175.6%        182.3%        167.9%
                                                   -----          -----          -----         -----         -----

   Preferred stock                                   0.0%           0.0%           0.0%          0.0%          0.0%
   Common stockholders' equity                     -81.9%         -79.8%         -85.5%        -91.5%        -77.1%
                                                    ----           ----           ----          ----          ----

               Total stockholders' equity          -81.9%         -79.8%         -85.5%        -91.5%        -77.1%
                                                    ----           ----           ----          ----          ----

               Total liabilities and equity        100.0%         100.0%         100.0%        100.0%        100.0%
                                                   =====          =====          =====         =====         =====





Cablevision Systems
Comparative Consolidated Income Statements

                                                     12 Mths
($000's)                                          Ended 9/30                          Year Ended December 31,
                                                  ----------------------------------------------------------------------------------
                                                        1995              1994              1993              1992              1991
                                                        ----              ----              ----              ----              ----

Net sales                                         $1,032,817          $837,169          $666,724          $572,487         $603,272
                                                  ----------          --------          --------          --------         --------

Costs and expenses:
   Cost of sales                                     722,245           578,534           436,781           372,987          428,385
   Selling and administrative                        268,962           195,942           172,687           120,356          121,527
                                                  ----------          --------          --------          --------         --------

Operating Income                                      41,610            62,693            57,256            79,144           53,360

   Interest                                          311,255           263,299           232,434           194,628          258,794
   Other                                             103,892           114,545            71,604           135,019           21,765
                                                  ----------          --------          --------          --------         --------

Income before income taxes                          (373,537)         (315,151)         (246,782)         (250,503)        (227,199)

Income taxes                                               0                 0                 0                 0                0
                                                  ----------          --------          --------          --------         --------

Net income                                         ($373,537)        ($315,151)        ($246,782)        ($250,503)       ($227,199)
                                                  ----------          --------          --------          --------         --------


Earnings per common share (based on
   weighted average # of shares outstanding):        ($15.73)          ($13.44)          ($10.80)           ($11.13)        ($10.12)


Supplementary data:
   Depreciation and amortization in
     operating expenses                              332,177           271,343           194,904            168,538         215,326
   Preferred dividend requirements                         0                 0               885                885             885
   Cash dividends on common stock                          0                 0                 0                  0               0
   Dividends per share                                  0.00              0.00              0.00               0.00            0.00
   Effective income tax rate                             0.0%              0.0%              0.0%               0.0%            0.0%


Cablevision Systems                                                                                                       Exhibit E
Common Size Consolidated Income Statements                                                                                Page 3

                                                  12 Mths
                                               Ended 9/30                  Year Ended December 31,
                                               --------------------------------------------------------------------------
                                                     1995            1994            1993            1992           1991
                                                    -----           -----           -----           -----           -----

Net sales                                           100.0%          100.0%          100.0%          100.0%          100.0%
                                                    -----           -----           -----           -----           -----

Costs and expenses:
    Cost of sales                                    69.9%           69.1%           65.5%           65.2%           71.0%
    Selling and administrative                       26.0%           23.4%           25.9%           21.0%           20.1%
                                                    -----           -----           -----           -----           -----

 Operating Income                                     4.0%            7.5%            8.6%           13.8%            8.8%
                                                    -----           -----           -----           -----           -----

   Interest                                          30.1%           31.5%           34.9%           34.0%           42.9%
    Other                                            10.1%           13.7%           10.7%           23.6%            3.6%
                                                    -----           -----           -----           -----           -----

    Income before income taxes                      -36.2%          -37.6%          -37.0%          -43.8%          -37.7%

     Income taxes                                     0.0%            0.0%            0.0%            0.0%            0.0%
                                                    -----           -----           -----           -----           -----
     Net income                                     -36.2%          -37.6%          -37.0%          -43.8%          -37.7%
                                                    -----           -----           -----           -----           -----




Cablevision Systems
Comparative Consolidated Balance Sheets

                                                                   At
($000's)                                                 September 30                           At December 31,
                                                         ---------------------------------------------------------------------------
                                                                 1995            1994            1993           1992           1991
                                                                 ----            ----            ----           ----           ----

Cash and cash equivalents                                     $21,950         $11,350         $12,944         $2,721         $2,639
Accounts receivable, net                                       84,949          72,881          49,211         42,288         34,727
Inventories                                                   144,219         129,496               0              0              0
Prepaid expenses and other                                     18,244          18,950           9,042          7,913         10,166
                                                            ---------       ---------       ---------      ---------      ---------

     Total current assets                                     269,362         232,677          71,197         52,922         47,532
                                                            ---------       ---------       ---------      ---------      ---------


Property, plant and equipment, gross                                0       1,558,297       1,175,745        959,393        903,542
Less accumulated depreciation                                       0         672,269         532,246        430,242        394,984
                                                            ---------       ---------       ---------      ---------      ---------

     Net property, plant and equipment                        941,853         886,028         643,499        529,151        508,558
                                                            ---------       ---------       ---------      ---------      ---------

Other                                                          99,004         111,359         136,066        128,818         50,971
Investments in affiliated cos.                                172,562          79,635          83,705         74,392         88,368
Intangibles                                                   859,663         866,714         392,951        465,874        780,243
                                                            ---------       ---------       ---------      ---------      ---------


     Total assets                                          $2,342,444      $2,176,413      $1,327,418     $1,251,157     $1,475,672
                                                            =========       =========       =========      =========      =========


Current liabilities, less current maturities
  of long term debt and def. inc. tax                        $362,735        $321,533        $269,431       $242,274       $164,950
Current maturities of long term debt                                0          14,475          20,216         15,493          5,404
                                                            ---------       ---------       ---------      ---------      ---------
     Total current liabilities                                362,735         336,008         289,647        257,767        170,354
                                                            ---------       ---------       ---------      ---------      ---------


Long term debt, less current maturities                     3,025,039       2,948,186       2,115,510      1,913,818      2,197,371
Other liabilities                                             773,276         710,754         425,505        329,820          8,281
Deferred income taxes                                               0               0               0              0              0
                                                            ---------       ---------       ---------      ---------      ---------
     Total long term debt                                   3,798,315       3,658,940       2,541,015      2,243,638      2,205,652
                                                            ---------       ---------       ---------      ---------      ---------

Preferred stock                                               250,000               0               0              0         32,094
Common stockholders' equity                                (2,068,606)     (1,818,535)     (1,503,244)    (1,250,248)      (932,428)
                                                            ---------       ---------       ---------      ---------      ---------
     Total stockholders' equity                            (1,818,606)     (1,818,535)     (1,503,244)    (1,250,248)      (900,334)
                                                            ---------       ---------       ---------      ---------      ---------
     Total liabilities and equity                          $2,342,444      $2,176,413      $1,327,418     $1,251,157     $1,475,672
                                                           ==========      ==========      ==========     ==========     ==========


Common shares outstanding                                     23,745           23,444          22,859         22,512         22,446



Cablevision Systems                                                                                                     Exhibit E
Common Size Consolidated Balance Sheets                                                                                 Page 4

                                                        At
($000's)                                      September 30                   At December 31,
                                              -------------------------------------------------------------------------
                                                      1995           1994           1993           1992            1991
                                                    ------         ------         ------         ------          ------

 Cash and cash equivalents                            0.9%           0.5%           1.0%           0.2%            0.2%
 Accounts receivable, net                             3.6%           3.3%           3.7%           3.4%            2.4%
 Inventories                                          6.2%           5.9%           0.0%           0.0%            0.0%
 Prepaid expenses and other                           0.8%           0.9%           0.7%           0.6%            0.7%
                                                    ------         ------         ------         ------          ------

      Total current assets                           11.5%          10.7%           5.4%           4.2%            3.2%
                                                    ------         ------         ------         ------          ------


 Property, plant and equipment, gross                 0.0%          71.6%          88.6%          76.7%           61.2%
 Less accumulated depreciation                        0.0%          30.9%          40.1%          34.4%           26.8%
                                                    ------         ------         ------         ------          ------

      Net property, plant and equipment               0.0%          40.7%          48.5%          42.3%           34.5%
                                                    ------         ------         ------         ------          ------

 Other                                                4.2%           5.1%          10.3%          10.3%            3.5%
 Investments in affiliated cos.                       7.4%           3.7%           6.3%           5.9%            6.0%
 Intangibles                                         36.7%          39.8%          29.6%          37.2%           52.9%
                                                    ------         ------         ------         ------          ------


     Total assets                                    59.8%         100.0%         100.0%         100.0%          100.0%
                                                    ======         ======         ======         ======          ======


Current liabilities, less current maturities
   of long term debt and def. inc. tax               15.5%          14.8%          20.3%          19.4%           11.2%
 Current maturities of long term debt                 0.0%           0.7%           1.5%           1.2%            0.4%
                                                    ------         ------         ------         ------          ------

      Total current liabilities                      15.5%          15.4%          21.8%          20.6%           11.5%
                                                    ------         ------         ------         ------          ------

 Long term debt, less current maturities            129.1%         135.5%         159.4%         153.0%          148.9%
 Other liabilities                                   33.0%          32.7%          32.1%          26.4%            0.6%
 Deferred income taxes                                0.0%           0.0%           0.0%           0.0%            0.0%
                                                    ------         ------         ------         ------          ------

      Total long term debt                          162.2%         168.1%         191.4%         179.3%          149.5%
                                                    ------         ------         ------         ------          ------

 Preferred stock                                     10.7%           0.0%           0.0%           0.0%            2.2%
 Common stockholders' equity                        -88.3%         -83.6%        -113.2%         -99.9%          -63.2%
                                                    ------         ------         ------         ------          ------

      Total stockholders' equity                    -77.6%         -83.6%        -113.2%         -99.9%          -61.0%
                                                    ------         ------         ------         ------          ------

      Total liabilities and equity                  100.0%         100.0%         100.0%         100.0%          100.0%
                                                    =====          =====          =====          =====           =====


Comcast Corporation                                                                                                     Exhibit E
Comparative Consolidated Income Statements                                                                                 Page 5



                                                            12 Mths
($000's)                                                   Ended 9/30                       Year Ended December 31,
                                                           ----------     ---------------------------------------------------------

                                                              1995             1994             1993           1992           1991
                                                              ----             ----             ----           ----           ----
Net sales                                                 $2,717,644       $1,375,304       $1,338,228       $900,345      $721,000
                                                          ----------       ----------       ----------       --------      --------
Costs and expenses:
   Cost of sales                                           1,894,130          746,303          749,346        507,557       416,424
   Selling and administrative                                566,710          389,207          323,986        227,682       159,625
                                                          ----------       ----------       ----------       --------      --------
Operating Income                                             256,804          239,794          264,896        165,106       144,951

   Interest                                                  473,380          313,477          347,448        231,318       158,100
   Other                                                    (179,012)          10,876            1,090        137,723       129,625
                                                          ----------       ----------       ----------       --------      --------
Income before income taxes                                   (37,564)         (84,559)         (83,642)      (203,935)     (142,774)

Income taxes                                                  23,857           (9,234)          15,229         14,000        12,798
                                                          ----------       ----------       ----------       --------      --------
Net income                                                  ($61,421)        ($75,325)        ($98,871)     ($217,935)    ($155,572)
                                                          ----------       ----------       ----------       --------      --------


Earnings per common share (based on
  weighted average # of shares outstanding):                  ($0.26)          ($0.32)          ($0.46)        ($1.08)       ($0.87)


Supplementary data:
   Depreciation and amortization in
     operating expenses                                      627,828          336,462          341,500        232,047       164,299
   Preferred dividend requirements                                 0                0                0              0        65,678
   Cash dividends on common stock                             22,325           22,688           20,739         19,164        17,279
   Dividends per share                                          0.93             0.93             0.93           0.93          0.93
   Effective income tax rate                                   -63.5%            10.9%           -18.2%          -6.9%         -9.0%




Comcast Corporation
Common Size Consolidated Income Statements


                                                              12 Mths
                                                           Ended 9/30                           Year Ended December 31,
                                                           -----------------------------------------------------------------------

                                                              1995             1994             1993           1992           1991
                                                              ----             ----             ----           ----           ----
Net sales                                                    100.0%           100.0%           100.0%         100.0%         100.0%
                                                             -----            -----            -----          -----          -----
Costs and expenses:
   Cost of sales                                              69.7%            54.3%           56.0%           56.4%           57.8%
   Selling and administrative                                 20.9%            28.3%           24.2%           25.3%           22.1%
                                                             -----            -----            -----          -----           -----

Operating Income                                               9.4%            17.4%           19.8%           18.3%           20.1%
                                                             -----            -----            -----          -----           -----

   Interest                                                   17.4%            22.8%           26.0%           25.7%           21.9%
   Other                                                      -6.6%             0.8%            0.1%           15.3%           18.0%
                                                             -----            -----            -----          -----           -----

Income before income taxes                                    -1.4%            -6.1%           -6.3%          -22.7%          -19.8%

Income taxes                                                   0.9%            -0.7%            1.1%            1.6%            1.8%
                                                             -----            -----            -----          -----           -----

Net income                                                    -2.3%            -5.5%           -7.4%          -24.2%          -21.6%
                                                             -----            -----            -----          -----           -----



Comcast Corporation
Comparative Consolidated Balance Sheets

                                                                              At
($000's)                                                            September 30                    At December 31,
                                                                    ----------------------------------------------------------------
                                                                          1995        1994         1993         1992         1991
                                                                       ---------    ---------    ---------    ---------    ---------

Cash and cash equivalents                                               $616,490     $335,320     $160,434     $213,434     $125,658
Accounts receivable, net                                                 336,559      108,245       72,182       57,776       30,142
Inventories                                                              223,938            0            0            0            0
Prepaid expenses and other                                               314,548      164,941      537,877      157,351      489,690
                                                                       ---------    ---------    ---------    ---------    ---------

     Total current assets                                              1,491,535      608,506      770,493      428,561      645,490
                                                                       ---------    ---------    ---------    ---------    ---------


Property, plant and equipment, gross                                   2,447,011    2,081,256    1,722,578    1,522,478      845,452
Less accumulated depreciation                                            892,893      823,570      701,591      565,392      340,628
                                                                       ---------    ---------    ---------    ---------    ---------

     Net property, plant and equipment                                 1,554,118    1,257,686    1,020,987      957,086      504,824
                                                                       ---------    ---------    ---------    ---------    ---------

Other                                                                          0            0            0            0            0
Investments in affiliated cos.                                           898,859      797,075      665,208      356,191      894,899
Intangibles                                                            5,292,865    4,099,717    2,491,588    2,530,060      748,371
                                                                       ---------    ---------    ---------    ---------    ---------


     Total assets                                                     $9,237,377   $6,762,984   $4,948,276   $4,271,898   $2,793,584
                                                                      ==========   ==========   ==========   ==========   ==========


Current liabilities, less current maturities
  of long term debt and def. inc. tax                                   $897,009     $477,725     $330,051     $304,470     $169,627
Current maturities of long term debt                                     249,058      182,913      263,873       87,205       94,680
                                                                       ---------    ---------    ---------    ---------    ---------

     Total current liabilities                                         1,146,067      660,638      593,924      391,675      264,307
                                                                       ---------    ---------    ---------    ---------    ---------


Long term debt, less current maturities                                6,619,495    4,810,541    4,154,830    3,973,514    1,689,884
Other liabilities                                                        703,932      627,745      140,137            0      763,028
Deferred income taxes                                                  1,520,200    1,390,849      929,916       88,350       56,885
                                                                       ---------    ---------    ---------    ---------    ---------

     Total long term debt                                              8,843,627    6,829,135    5,224,883    4,061,864    2,509,797
                                                                       ---------    ---------    ---------    ---------    ---------

Preferred stock                                                                0      191,231      173,953            0            0
Common stockholders' equity                                             (752,317)    (918,020)  (1,044,484)    (181,641)      19,480
                                                                       ---------    ---------    ---------    ---------    ---------

     Total stockholders' equity                                         (752,317)    (726,789)    (870,531)    (181,641)      19,480
                                                                       ---------    ---------    ---------    ---------    ---------

     Total liabilities and equity                                     $9,237,377   $6,762,984   $4,948,276   $4,271,898   $2,793,584
                                                                      ==========   ==========    =========    =========    =========


Common shares outstanding                                                239,634      236,262      213,939      201,815      178,715



Comcast Corporation                                                                                                      Exhibit E
Common Size Consolidated Balance Sheets                                                                                  Page 6

                                                                       At
($000's)                                                     September 30                           At December 31,
                                                             -----------------------------------------------------------------------
                                                                     1995           1994           1993           1992          1991
                                                                    -----          -----          -----          -----         -----

Cash and cash equivalents                                             6.7%           5.0%           3.2%           5.0%         4.5%
Accounts receivable, net                                              3.6%           1.6%           1.5%           1.4%         1.1%
Inventories                                                           2.4%           0.0%           0.0%           0.0%         0.0%
Prepaid expenses and other                                            3.4%           2.4%          10.9%           3.7%        17.5%
                                                                    -----          -----          -----          -----        -----

     Total current assets                                            16.1%           9.0%          15.6%          10.0%        23.1%
                                                                    -----          -----          -----          -----        -----


Property, plant and equipment, gross                                 26.5%          30.8%          34.8%          35.6%        30.3%
Less accumulated depreciation                                         9.7%          12.2%          14.2%          13.2%        12.2%
                                                                    -----          -----          -----          -----        -----

     Net property, plant and equipment                               16.8%          18.6%          20.6%          22.4%        18.1%
                                                                    -----          -----          -----          -----        -----

Other                                                                 0.0%           0.0%           0.0%           0.0%         0.0%
Investments in affiliated cos                                         9.7%          11.8%          13.4%           8.3%        32.0%
Intangibles                                                          57.3%          60.6%          50.4%          59.2%        26.8%
                                                                    -----          -----          -----          -----        -----


Total assets                                                        100.0%         100.0%         100.0%         100.0%       100.0%
                                                                    -----          -----          -----          -----        -----


Current liabilities, less current
     maturities of long term debt
     and def. inc. tax                                                9.7%           7.1%           6.7%           7.1%         6.1%
Current maturities of long term debt                                  2.7%           2.7%           5.3%           2.0%         3.4%
                                                                    -----          -----          -----          -----        -----

     Total current liabilities                                       12.4%           9.8%          12.0%           9.2%         9.5%
                                                                    -----          -----          -----          -----        -----


Long term debt, less current maturities                              71.7%          71.1%          84.0%          93.0%        60.5%
Other liabilities                                                     7.6%           9.3%           2.8%           0.0%        27.3%
Deferred income taxes                                                16.5%          20.6%          18.8%           2.1%         2.0%
                                                                    -----          -----          -----          -----        -----

     Total long term debt                                            95.7%         101.0%         105.6%          95.1%        89.8%
                                                                    -----          -----          -----          -----        -----

Preferred stock                                                       0.0%           2.8%           3.5%           0.0%         0.0%
Common stockholders' equity                                          -8.1%          -13.6%         -21.1%          -4.3%        0.7%
                                                                    -----          -----          -----          -----        -----

     Total stockholders' equity                                      -8.1%          -10.7%         -17.6%         -4.3%         0.7%
                                                                    -----          -----          -----          -----        -----

     Total liabilities and equity                                   100.0%          100.0%         100.0%        100.0%       100.0%
                                                                    -----          -----          -----          -----        -----



Falcon Cable Systems Company
Comparative Consolidated Income Statements

                                           12 Mths
($000's)                                Ended 9/30             Year Ended December 31,
                                        ----------------------------------------------------------------------
                                              1995           1994           1993           1992           1991
                                           -------        -------        -------        -------        -------

Net sales                                  $52,615        $52,896        $53,743        $50,616        $45,934
                                           -------        -------        -------        -------        -------
Costs and expenses:
   Cost of sales                            32,115         31,716         31,653         31,281         28,853
   Selling and administrative               12,444         12,992         12,728         11,674          9,723
                                           -------        -------        -------        -------        -------

Operating Expense (Income)                   8,056          8,188          9,362          7,661          7,358

   Interest Expense                         16,432         14,403         14,553         15,402         17,528
   Other                                     1,188          1,028            307          1,215            325
                                           -------        -------        -------        -------        -------

Income before income taxes                  (9,564)        (7,243)        (5,498)        (8,956)        (10,495)

Income taxes                                     0              0              0              0              0
                                           -------        -------        -------        -------        -------
Net income                                 ($9,564)       ($7,243)       ($5,498)       ($8,956)       ($10,495)
                                           =======        =======        =======        =======        ========


Earnings per unit (based on weighted
   average # of units outstanding):        ($1.49)         ($1.12)        ($0.85)        ($1.39)         ($1.62)


Supplementary data:
   Depreciation and amortization in
     operating expenses                     16,191         16,451         17,223         17,895         16,977
   Preferred dividend requirements               0              0              0              0              0
   Cash distributions on units                   0              0              0          5,429          5,429
   Distribution per unit                      0.00           0.00           0.00           0.84           0.84
   Effective income tax rate                  0.0%           0.0%           0.0%           0.0%           0.0%

  Falcon Cable Systems Company                                                                                       Exhibit E
  Common Size Consolidated Income Statements                                                                         Page 7

                                               12 Mths
                                            Ended 9/30              Year Ended December 31,
                                            -----------------------------------------------------------------------
                                                  1992           1991           1990           1989           1988
                                                  -----          -----         -----           -----          -----

  Net sales                                       100.0%         100.0%        100.0%          100.0%         100.0%
                                                  -----          -----         -----           -----          -----

  Costs and expenses:
        Cost of sales                              61.0%          60.0%         58.9%           61.8%          62.8%
        Selling and administrative                 23.7%          24.6%         23.7%           23.1%          21.2%
                                                  -----          -----         -----           -----          -----

  Operating Expense (Income)                       15.3%          15.5%         17.4%           15.1%          16.0%
                                                  -----          -----         -----           -----          -----

  Interest Expense                                 31.2%          27.2%         27.1%           30.4%          38.2%
   Other                                            2.3%           1.9%          0.6%            2.4%           0.7%
                                                  -----          -----         -----           -----          -----

   Income before income taxes                     -18.2%         -13.7%        -10.2%          -17.7%         -22.8%

   Income taxes                                     0.0%           0.0%          0.0%            0.0%           0.0%
                                                  -----          -----         -----           -----          -----


   Net income                                     -18.2%         -13.7%        -10.2%          -17.7%          22.8%
                                                  -----          -----         -----           -----          -----




Falcon Cable Systems Company                                       Exhibit E
Comparative Consolidated Balance Sheets                               Page 8

                                                  At
($000's)                                September 30                   At December 31,
                                        -------------------------------------------------------------------------

                                                1995            1994           1993           1992           1991
                                               -----           -----          -----          -----          -----

Cash and cash equivalents                     $1,136          $2,987         $1,186           $887         $2,117
Accounts receivable, net                         798           2,287          1,222          1,050          1,365
Inventories                                    1,519           1,206            659          1,330          1,760
Prepaid expenses and other                     1,907           8,500          1,574          1,398          1,382
                                            --------        --------       --------       --------       --------
  Total current assets                         5,360          14,980          4,641          4,665          6,624
                                            --------        --------       --------       --------       --------

Property, plant and equipment, gross         133,311         124,618        121,811        114,418        107,503
Less accumulated depreciation                 66,006          59,158         55,032         45,722         38,402
                                            --------        --------       --------       --------       --------
  Net property, plant and equipment           67,305          65,460         66,779         68,696         69,101
                                            --------        --------       --------       --------       --------

Other                                          1,154               0              0              0              0
Investment in affiliates                           0               0              0              0              0
Intangibles                                   34,013          38,986         44,340         50,956         57,997
                                            --------        --------       --------       --------       --------

  Total assets                              $107,832        $119,426       $115,760       $124,317       $133,722
                                            --------        --------       --------       --------       --------
Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                     $9,773         $11,950        $10,448        $11,023        $10,112
Current maturities of long term debt               0               0              0              0              0
                                            --------        --------       --------       --------       --------
  Total current liabilities                    9,773          11,950         10,448         11,023         10,112
                                            --------        --------       --------       --------       --------

Long term debt, less current maturities      169,705         170,439        168,364        171,804        167,593
Other liabilities                              4,317           3,687          3,263          2,308          2,449
Deferred income taxes                              0               0              0              0              0
                                            --------        --------       --------       --------       --------

   Total long term debt                      174,022         174,126        171,627        174,112        170,043
                                            --------        --------       --------       --------       --------

Partners' deficit                            (75,963)        (66,650)       (66,315)       (60,818)       (46,432)
                                            --------        --------       --------       --------       --------

   Total liabilities and partners' deficit  $107,832        $119,426       $115,760       $124,317       $133,722
                                            --------        --------       --------       --------       --------

Units outstanding                              6,399           6,467          6,468          6,443          6,478



Falcon Cable Systems Company
Common Size Consolidated Balance Sheets

                                                  At
                                        September 30           At December 31,
                                        -------------------------------------------------

                                                1995      1994     1993     1992     1991
                                               -----      ----     ----     ----     ----

Cash and cash equivalents                        1.1%     2.5%     1.0%     0.7%     1.6%
Accounts receivable, net                         0.7%     1.9%     1.1%     0.8%     1.0%
Inventories                                      1.4%     1.0%     0.6%     1.1%     1.3%
Prepaid expenses and other                       1.8%     7.1%     1.4%     1.1%     1.0%
                                                -----    -----    -----    -----    -----
  Total current assets                           5.0%    12.5%     4.0%     3.8%     5.0%
                                                -----    -----    -----    -----    -----

Property, plant and equipment, gross           123.6%   104.3%   105.2%    92.0%    80.4%
Less accumulated depreciation                   61.2%    49.5%    47.5%    36.8%    28.7%
                                                -----    -----    -----    -----    -----

  Net property, plant and equipment             62.4%    54.8%    57.7%    55.3%    51.7%
                                                -----    -----    -----    -----    -----

Other                                            1.1%     0.0%     0.0%     0.0%     0.0%
Investment in affiliates                         0.0%     0.0%     0.0%     0.0%     0.0%
Intangibles                                     31.5%    32.6%    38.3%    41.0%    43.4%
                                                -----    -----    -----    -----    -----

  Total assets                                 100.0%   100.0%   100.0%   100.0%   100.0%
                                               -----    -----    -----    -----    -----

Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                        9.1%    10.0%     9.0%     8.9%     7.6%
Current maturities of long term debt             0.0%     0.0%     0.0%     0.0%     0.0%
                                                -----    -----    -----    -----    -----

  Total current liabilities                      9.1%    10.0%     9.0%     8.9%     7.6%
                                                -----    -----    -----    -----    -----

Long term debt, less current maturities        157.4%   142.7%   145.4%   138.2%   125.3%
Other liabilities                                4.0%     3.1%     2.8%     1.9%     1.8%
Deferred income taxes                            0.0%     0.0%     0.0%     0.0%     0.0%
                                               -----    -----    -----    -----    -----

   Total long term debt                        161.4%   145.8%   148.3%   140.1%   127.2%
                                               -----    -----    -----    -----    -----

Common stockholders' equity                    -70.4%   -55.8%   -57.3%   -48.9%   -34.7%
                                               -----    -----    -----    -----    -----

   Total liabilities and partners' deficit     100.0%   100.0%   100.0%   100.0%   100.0%
                                               -----    -----    -----    -----    -----



TCA Cable TV                                                                        Exhibit E
Comparative Consolidated Income Statements                                          Page 9

                                               12 Mths
($000's)                                    Ended 7/31          Year Ended October 31,
                                            --------------------------------------------------

                                                  1995      1994      1993      1992      1991
                                                  ----      ----      ----      ----      ----

Net sales                                     $178,480  $162,300  $152,291  $138,839  $127,090
                                              --------  --------  --------  --------  --------

Costs and expenses:
   Cost of sales                                89,871    87,007    97,480    90,607    85,707
   Selling and administrative                   29,597    29,342    10,471    10,637    10,009
                                              --------  --------  --------  --------  --------
Operating Income                                59,011    45,952    44,340    37,594    31,374

   Interest                                     11,305     9,748    10,971    13,213    17,851
   Other                                          (109)   (1,663)     (321)     (289)     (345)
                                              --------  --------  --------  --------  --------

Income before income taxes                      47,815    37,867    33,690    24,671    13,868

Income taxes                                    18,742    14,892    13,241     9,682     5,375
                                              --------  --------  --------  --------  --------

Net income                                     $29,073   $22,975   $20,449   $14,989    $8,493
                                              --------  --------  --------  --------  --------


Earnings per common share (based on
  weighted average # of shares outstanding):     $1.19     $1.01     $0.83     $0.61     $0.35

Supplementary data:
   Depreciation and amortization in
     operating expenses                         29,560    33,636    33,330    32,805    34,007
   Preferred dividend requirements                   0         0         0         0         0
   Cash dividends on common stock               11,542    10,832     9,846     8,344     6,841
   Dividends per share                            0.47      0.44      0.40      0.34      0.28
   Effective income tax rate                      39.2%     39.3%     39.3%     39.2%     38.8%





TCA Cable TV
Common Size Consolidated Income Statements

                                                       12 Mths
                                                     Ended 7/31           Year Ended October 31,
                                                     --------------------------------------------------

                                                            1995      1994      1993      1992      1991
                                                           -----      ----      ----      ----      ----

Net sales                                                   100.0%    100.0%    100.0%    100.0%    100.0%
                                                            -----     -----     -----     -----     -----

Costs and expenses:
   Cost of sales                                             50.4%     53.6%     64.0%     65.3%     67.4%
   Selling and administrative                                16.6%     18.1%      6.9%      7.7%      7.9%
                                                            -----     -----     -----     -----     -----

Operating Income                                             33.1%     28.3%     29.1%     27.1%     24.7%
                                                            -----     -----     -----     -----     -----
   Interest                                                   6.3%      6.0%      7.2%      9.5%     14.0%
   Other                                                     -0.1%     -1.0%     -0.2%     -0.2%     -0.3%
                                                            -----     -----     -----     -----     -----
Income before income taxes                                   26.8%     23.3%     22.1%     17.8%     10.9%

Income taxes                                                 10.5%      9.2%      8.7%      7.0%      4.2%
                                                            -----     -----     -----     -----     -----
Net income                                                   16.3%     14.2%     13.4%     10.8%      6.7%
                                                            -----     -----     -----     -----     -----


TCA Cable TV                                                                                      Exhibit E
Comparative Consolidated Balance Sheets                                                             Page 10

                                                             At
($000's)                                                July 31             At October 31,
                                                       ----------------------------------------------------
                                                           1995       1994       1993       1992       1991
                                                       --------   --------   --------   --------   --------

Cash and cash equivalents                              $  2,285   $  2,445   $  1,450   $    819   $    987
Accounts receivable, net                                  8,167      5,079      5,185      3,805      3,440
Inventories                                                   0          0          0          0          0
Prepaid expenses and other                                1,807        495        624        668        448
                                                       --------   --------   --------   --------   --------

  Total current assets                                   12,260      8,019      7,259      5,292      4,875
                                                       --------   --------   --------   --------   --------

Property, plant and equipment, gross                    321,722    275,335    254,409    236,756    229,279
Less accumulated depreciation                           178,255    162,750    147,999    132,075    119,649
                                                       --------   --------   --------   --------   --------

  Net property, plant and equipment                     143,467    112,585    106,411    104,681    109,630
                                                       --------   --------   --------   --------   --------

Other                                                         0          0          0          0          0
Investments                                               4,209      2,223          0          0          0
Intangibles                                             271,668    163,387    174,407    179,916    191,194
                                                       --------   --------   --------   --------   --------

  Total assets                                         $431,604   $286,213   $288,077   $289,889   $305,700
                                                       --------   --------   --------   --------   --------

Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                              $ 22,735   $ 20,869   $ 19,560   $ 15,649   $ 15,793

Current maturities of long term debt                          0          0          0          0          0
                                                       --------   --------   --------   --------   --------

  Total current liabilities                              22,735     20,869     19,560     15,649     15,793
                                                       --------   --------   --------   --------   --------

Long term debt, less current maturities                 251,027    126,447    143,253    163,319    189,252
Other liabilities                                             0          0          0          0          0
Deferred income taxes                                    45,400     40,000     35,013     32,964     29,893
                                                       --------   --------   --------   --------   --------

   Total long term debt                                 296,427    166,447    178,266    196,283    219,145
                                                       --------   --------   --------   --------   --------

Preferred Stock                                               0          0          0          0          0
Common stockholders' equity                             112,441     98,897     90,251     77,957     70,762
                                                       --------   --------   --------   --------   --------

   Total stockholders' equity                           112,441     98,897     90,251     77,957     70,762
                                                       --------   --------   --------   --------   --------

   Total liabilities and equity                        $431,604   $286,213   $288,077   $289,889   $305,700
                                                       --------   --------   --------   --------   --------

Common shares outstanding                                24,446     22,661     24,637     24,571     24,264



TCA Cable TV
Common Size Consolidated Balance Sheets

                                                 At
($000's)                                    July 31             At October 31,
                                           -------------------------------------------
                                              1995     1994     1993     1992    1991
                                              ----     ----     ----     ----    ----

Cash and cash equivalents                     0.5%     0.9%     0.5%     0.3%     0.3%
Accounts receivable, net                      1.9%     1.8%     1.8%     1.3%     1.1%
Inventories                                   0.0%     0.0%     0.0%     0.0%     0.0%
Prepaid expenses and other                    0.4%     0.2%     0.2%     0.2%     0.1%
                                            ------   ------   ------   ------   ------

  Total current assets                        2.8%     2.8%     2.5%     1.8%     1.6%
                                            ------   ------   ------   ------   ------

Property, plant and equipment, gross         74.5%    96.2%    88.3%    81.7%    75.0%
Less accumulated depreciation                41.3%    56.9%    51.4%    45.6%    39.1%
                                            ------   ------   ------   ------   ------

  Net property, plant and equipment          33.2%    39.3%    36.9%    36.1%    35.9%
                                            ------   ------   ------   ------   ------

Other                                         0.0%     0.0%     0.0%     0.0%     0.0%
Investments                                   1.0%     0.8%     0.0%     0.0%     0.0%
Intangibles                                  62.9%    57.1%    60.5%    62.1%    62.5%
                                            ------   ------   ------   ------   ------

  Total assets                              100.0%   100.0%   100.0%   100.0%   100.0%
                                            ------   ------   ------   ------   ------

Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                     5.3%     7.3%     6.8%     5.4%     5.2%
Current maturities of long term debt          0.0%     0.0%     0.0%     0.0%     0.0%
                                            ------   ------   ------   ------   ------

  Total current liabilities                   5.3%     7.3%     6.8%     5.4%     5.2%
                                            ------   ------   ------   ------   ------

Long term debt, less current maturities      58.2%    44.2%    49.7%    56.3%    61.9%
Other liabilities                             0.0%     0.0%     0.0%     0.0%     0.0%
Deferred income taxes                        10.5%    14.0%    12.2%    11.4%     9.8%
                                            ------   ------   ------   ------   ------

   Total long term debt                      68.7%    58.2%    61.9%    67.7%    71.7%
                                            ------   ------   ------   ------   ------

Preferred Stock                               0.0%     0.0%     0.0%     0.0%     0.0%
Common stockholders' and equity              26.1%    34.6%    31.3%    26.9%    23.1%
                                            ------   ------   ------   ------   ------

   Total stockholders' equity                26.1%    34.6%    31.3%    26.9%    23.1%
                                            ------   ------   ------   ------   ------

   Total liabilities and equity             100.0%   100.0%   100.0%   100.0%   100.0%
                                            ------   ------   ------   ------   ------


Tele-Communications                                                                                                       Exhibit E
Comparative Consolidated Income Statements                                                                                Page 11

                                                            12 Mths
($000's)                                                 Ended 9/30                           Year Ended December 31,
                                                         --------------------------------------------------------------------------

                                                                1995            1994            1993            1992           1991
                                                                ----            ----            ----            ----           ----

Net sales                                                $ 6,454,000     $ 4,936,000     $ 4,153,000     $ 3,574,000    $ 3,214,000
                                                         -----------     -----------     -----------     -----------    -----------

Costs and expenses:
   Cost of sales                                           3,881,000       2,768,000       2,132,000       1,801,000      1,777,000
   Selling and administrative                              1,855,000       1,380,000       1,105,000         909,000        763,000
                                                         -----------     -----------     -----------     -----------    -----------

Operating Income                                             718,000         788,000         916,000         864,000        674,000

   Interest                                                  962,000         785,000         731,000         718,000        826,000
   Other                                                    (113,000)       (168,000)         24,000         101,000        (44,000)
                                                         -----------     -----------     -----------     -----------    -----------

Income before income taxes                                  (131,000)        171,000         161,000          45,000       (108,000)

Income taxes                                                 (73,000)        116,000         168,000          38,000        (30,000)
                                                         -----------     -----------     -----------     -----------    -----------

Net income                                               ($   58,000)    $    55,000     ($    7,000)    $     7,000    ($   78,000)
                                                         -----------     -----------     -----------     -----------    -----------

Earnings per common share (based on
  weighted average # of shares outstanding):             ($     0.09)    $      0.09     ($     0.02)    $      0.01    ($     0.22)


Supplementary data:
   Depreciation and amortization in
     operating expenses                                    1,252,000       1,018,000         911,000         764,000        756,000
   Preferred dividend requirements                            31,000           8,000           2,000          15,000              0
   Cash dividends on common stock                                  0               0               0               0              0
   Dividends per share                                          0.00            0.00            0.00            0.00           0.00
   Effective income tax rate                                    55.7%           67.8%          104.3%           84.4%          27.8%





Tele-Communications, Inc.
Common Size Consolidated Income Statements

                                                       12 Mths
                                                     Ended 9/30           Year Ended December 31,
                                                     --------------------------------------------------

                                                            1995      1994      1993      1992      1991
                                                           -----      ----      ----      ----      ----

Net sales                                                   100.0%    100.0%    100.0%    100.0%    100.0%
                                                            -----     -----     -----     -----     -----

Costs and expenses:
   Cost of sales                                             60.1%     56.1%     51.3%     50.4%     55.3%
   Selling and administrative                                28.7%     28.0%     26.6%     25.4%     23.7%
                                                            -----      ----      ----      ----      ----

Operating Income                                            402.3%     84.0%     77.9%     75.8%     79.0%
                                                            -----      ----      ----      ----      ----

   Interest                                                  14.9%     15.9%     17.6%     20.1%     25.7%
   Other                                                     -1.8%     -3.4%      0.6%      2.8%     -1.4%
                                                            -----      ----      ----      ----      ----

Income before income taxes                                   -2.0%      3.5%      3.9%      1.3%     -3.4%

Income taxes                                                 -1.1%      2.4%      4.0%      1.1%     -0.9%
                                                            -----      ----      ----      ----      ----

Net income                                                   -0.9%     1.1%      -0.2%      0.2%     -2.4%
                                                            -----      ----      ----      ----      ----


Tele-Communications, Inc.                                                                                    Exhibit E
Corporate Consolidated Balance Sheets                                                                       Page 12

                                                              At
($000's)                                            September 30                       December 31,
--------                                            ------------   -----------------------------------------------------

                                                            1995         1994           1993          1992          1991
                                                            ----         ----           ----          ----          ----

Cash and cash equivalents                            $   142,000   $    74,000   $     1,000   $    34,000   $    32,000
Accounts receivable, net                                 310,000       301,000       232,000       203,000       228,000
Inventories                                              294,000       203,000             0             0             0
Prepaid expenses and other                                63,000        36,000             0             0             0
                                                     -----------   -----------   -----------   -----------   -----------

  Total current assets                                   809,000       614,000       233,000       237,000       260,000
                                                     -----------   -----------   -----------   -----------   -----------


Property, plant and equipment, gross                  10,849,000     8,942,000     7,520,000     6,591,000     5,580,000
Less accumulated depreciation                          3,696,000     3,066,000     2,585,000     2,207,000     1,702,000
                                                     -----------   -----------   -----------   -----------   -----------

  Net property, plant and equipment                    7,153,000     5,876,000     4,935,000     4,384,000     3,878,000
                                                     -----------   -----------   -----------   -----------   -----------

Other                                                  1,785,000     1,438,000       528,000       567,000       656,000
Investments                                            3,076,000     1,945,000     1,627,000     1,577,000     1,985,000
Intangibles                                           11,778,000     9,444,000     9,197,000     6,399,000     5,581,000
                                                     -----------   -----------   -----------   -----------   -----------

  Total assets                                       $24,601,000   $19,317,000   $16,520,000   $13,164,000   $12,360,000
                                                     ===========   ===========   ===========   ===========   ===========

Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                            $ 1,294,000   $ 1,193,000   $   781,000   $   655,000   $   542,000
Current maturities of long term debt                           0     1,206,000       927,000       645,000       624,000
                                                     -----------   -----------   -----------   -----------   -----------

  Total current liabilities                            1,294,000     2,399,000     1,708,000     1,300,000     1,166,000
                                                     -----------   -----------   -----------   -----------   -----------

Long term debt, less current maturities               12,660,000     9,956,000     8,973,000     9,640,000     8,831,000
Other liabilities                                      1,342,000       757,000       417,000       446,000       853,000
Deferred income taxes                                  4,636,000     3,524,000     3,310,000       292,000       154,000
                                                     -----------   -----------   -----------   -----------   -----------

   Total long term debt                               18,638,000    14,237,000    12,700,000    10,378,000     9,838,000
                                                     -----------   -----------   -----------   -----------   -----------

Preferred Stock                                                0             0             0             0             0
Common stockholders' equity                            4,669,000     2,681,000     2,112,000     1,486,000     1,356,000
                                                     -----------   -----------   -----------   -----------   -----------

   Total stockholders' equity                          4,669,000     2,681,000     2,112,000     1,486,000     1,356,000
                                                     -----------   -----------   -----------   -----------   -----------

   Total liabilities and equity                      $24,601,000   $19,317,000   $16,520,000   $13,164,000   $12,360,000
                                                     ===========   ===========   ===========   ===========   ===========

Common shares outstanding                                656,378       657,000       450,000       430,000       419,000



Tele-Communications, Inc.                                                  Exhibit E
Common Size Consolidated Balance Sheets                                    Page 12

                                                 At
($000's)                               September 30             At December 31,
                                       -----------------------------------------------
                                              1995     1994     1993     1992    1991
                                              ----     ----     ----     ----    ----

Cash and cash equivalents                     0.6%     0.4%     0.0%     0.3%     0.3%
Accounts receivable, net                      1.3%     1.6%     1.4%     1.5%     1.8%
Inventories                                   1.2%     1.1%     0.0%     0.0%     0.0%
Prepaid expenses and other                    0.3%     0.2%     0.0%     0.0%     0.0%
                                            ------   ------   ------   ------   ------

  Total current assets                        3.3%     3.2%     1.4%     1.8%     2.1%
                                            ------   ------   ------   ------   ------

Property, plant and equipment, gross         44.1%    46.3%    45.5%    50.1%    45.1%
Less accumulated depreciation                15.0%    15.9%    15.6%    16.8%    13.8%
                                            ------   ------   ------   ------   ------

  Net property, plant and equipment          29.1%    30.4%    29.9%    33.3%    31.4%
                                            ------   ------   ------   ------   ------

Other                                         7.3%     7.4%     3.2%     4.3%     5.3%
Investments                                  12.5%    10.1%     9.8%    12.0%    16.1%
Intangibles                                  47.9%    48.9%    55.7%    48.6%    45.2%
                                            ------   ------   ------   ------   ------

  Total assets                              100.0%   100.0%   100.0%   100.0%   100.0%
                                            ======   ======   ======   ======   ======

Current liabilities, less current
 maturities of long term debt and def.
 inc. tax                                     5.3%     6.2%     4.7%     5.0%     4.4%
Current maturities of long term debt          0.0%     6.2%     5.6%     4.9%     5.0%
                                            ------   ------   ------   ------   ------

  Total current liabilities                   5.3%    12.4%    10.3%     9.9%     9.4%
                                            ------   ------   ------   ------   ------

Long term debt, less current maturities      51.5%    51.5%    54.3%    73.2%    71.4%
Other liabilities                             5.5%     3.9%     2.5%     3.4%     6.9%
Deferred income taxes                        18.8%    18.2%    20.0%     2.2%     1.2%
                                            ------   ------   ------   ------   ------

   Total long term debt                      75.8%    73.7%    76.9%    78.8%    79.6%
                                            ------   ------   ------   ------   ------

Preferred Stock                               0.0%     0.0%     0.0%     0.0%     0.0%
Common stockholders' equity                  19.0%    13.9%    12.8%    11.3%    11.0%
                                            ------   ------   ------   ------   ------

   Total stockholders' equity                19.0%    13.9%    12.8%    11.3%    11.0%
                                            ------   ------   ------   ------   ------

   Total liabilities and equity             100.0%   100.0%   100.0%   100.0%   100.0%
                                            ======   ======   ======   ======   ======

                                    EXHIBIT F


               FIVE YEAR COMPARISON OF FINANCIAL RATIOS AND TRENDS
                     BETWEEN DETROIT AND GUIDELINE COMPANIES

Comcast Cable of Detroit                                              Exhibit F
Size Versus Comparative Companies                                     Page 1


                                         Twelve
                                         Months       Operating          Total
   Company                               Ended         Revenues          Assets
   -------                               -----         --------          ------

Adelphia                                09/30/95        $380,693      $1,300,850
Cablevision Systems                     09/30/95       1,032,817       2,342,444
Comcast Corporation                     09/30/95       2,717,644       9,237,377
Falcon Cable Systems Company            09/30/95          52,615         107,832
TCA Cable TV                            09/30/95         178,480         431,604
Tele-Communications, Inc.               09/30/95       6,454,000      24,601,000

Comcast Cable of Detroit                10/31/95          65,967          86,318



Comcast Cable of Detroit                                              Exhibit F
Liquidity Ratios                                                      Page 2

                                               Current Ratio
                                   -------------------------------------

  Company                          1995     1994    1993    1992    1991
  -------                          ----     ----    ----    ----    ----

Adelphia                            0.5     0.5     1.2     1.0     0.6
Cablevision Systems                 0.7     0.7     0.2     0.2     0.3
Comcast Corporation                 1.3     0.9     1.3     1.1     2.4
Falcon Cable Systems Company        0.5     1.3     0.4     0.4     0.7
TCA Cable TV                        0.5     0.4     0.4     0.3     0.3
Tele-Communications, Inc.           0.6     0.3     0.1     0.2     0.2
                                    ---     ---     ---     ---     ---

Median                              0.6     0.6     0.4     0.4     0.4

Comcast Cable of Detroit            0.4     0.7     0.2     0.1     0.3



                                               Quick Asset Ratio
                                     -----------------------------------------
  Company                            1995      1994     1993     1992     1991
  -------                            ----      ----     ----     ----     ----

Adelphia                              0.2      0.2      0.9      0.6      0.3
Cablevision Systems                   0.3      0.3      0.2      0.2      0.2
Comcast Corporation                   0.8      0.7      0.4      0.7      0.6
Falcon Cable Systems Company          0.2      0.4      0.2      0.2      0.3
TCA Cable TV                          0.5      0.4      0.3      0.3      0.3
Tele-Communications, Inc.             0.3      0.2      0.1      0.2      0.2
                                      ---      ---      ---      ---      ---

Median                                0.3      0.3      0.3      0.2      0.3

Comcast Cable of Detroit              0.3      0.4      0.2     -0.0      0.1





Comcast Cable of Detroit                                             Exhibit F
Asset Management Ratios                                              Page 3

                                          Total Assets Utilization
                                  ----------------------------------------
    Company                       1995     1994     1993     1992     1991
    -------                       ----     ----     ----     ----     ----

Adelphia                          0.3      0.3      0.3      0.3      0.3
Cablevision Systems               0.4      0.4      0.5      0.5      0.4
Comcast Corporation               0.3      0.2      0.3      0.2      0.3
Falcon Cable Systems Company      0.5      0.4      0.5      0.4      0.3
TCA Cable TV                      0.4      0.6      0.5      0.5      0.4
Tele-Communications, Inc.         0.3      0.3      0.3      0.3      0.3
                                  ---      ---      ---      ---      ---

Median                            0.4      0.3      0.4      0.4      0.3

Comcast Cable of Detroit          0.8      0.9      0.8      0.8      0.7


                                          Fixed Assets Utilization
                                  ----------------------------------------
    Company                       1995     1994     1993     1992     1991
    -------                       ----     ----     ----     ----     ----

  Adelphia                        n/a      n/a      n/a      n/a      n/a
  Cablevision Systems             n/a      0.5      0.6      0.6      0.7
  Comcast Corporation             1.1      0.7      0.8      0.6      0.9
  Falcon Cable Systems Company    0.4      0.4      0.4      0.4      0.4
  TCA Cable TV                    0.6      0.6      0.6      0.6      0.6
  Tele-Communications, Inc.       0.6      0.6      0.6      0.5      0.6
                                  ---      ---      ---      ---      ---

  Median                          0.5      0.5      0.6      0.6      0.6

  Comcast Cable of Detroit        0.6      0.5      0.5      0.5      0.5



Comcast Cable of Detroit                                             Exhibit F
Capital Formation and Debt Management                                Page 4


                                                                    Capital Formation
                                -----------------------------------------------------------------------------------
                                   Twelve
                                   Months         Current       Long-Term      Long-Term     Preferred       Common
   Company                         Ended       Liabilities     Liabilities       Debt          Stock          Stock
   -------                         -----       -----------     -----------       ----          -----          -----

Adelphia                         09/30/95           12.8%          9.7%         159.4%          0.0%        -81.9%
Cablevision Systems              09/30/95           15.5%         33.0%         129.1%         10.7%        -88.3%
Comcast Corporation              09/30/95           12.4%         24.1%          71.7%          0.0%         -8.1%
Falcon Cable Systems Company     09/30/95            9.1%          4.0%         157.4%          0.0%        -70.4%
TCA Cable TV                     09/30/95            5.3%         10.5%          58.2%          0.0%         26.1%
Tele-Communications, Inc.        09/30/95            5.3%         24.3%          51.5%          0.0%         19.0%

Comcast Cable of Detroit         10/31/95           12.5%          1.9%          64.5%          0.0%         21.1%


                                           Fixed-Charges Coverage
                                 -------------------------------------------
  Company                           1995     1994     1993     1992     1991
  -------                           ----     ----     ----     ----     ----

Adelphia                            0.9      0.9      1.0      0.9      0.8
Cablevision Systems                 0.9      0.8      0.8      0.6      1.0
Comcast Corporation                 2.2      1.8      1.7      1.1      1.1
Falcon Cable Systems Company        1.4      1.6      1.8      1.6      1.4
TCA Cable TV                        5.2      4.9      4.1      2.9      1.8
Tele-Communications, Inc.           0.9      1.2      1.2      1.1      0.9
                                    ---      ---      ---      ---      ---

Median                              1.2      1.4      1.5      1.1      1.0

Comcast Cable of Detroit           50.1      8.3      8.9      7.2      5.0



Comcast Cable of Detroit                                              Exhibit F
Profitability Ratios                                                  Page 5




                                           Operating Income Before Depreciation
                                           ------------------------------------

             Company                 1995       1994       1993       1992       1991
             -------                 ----       ----       ----       ----       ----
Adelphia                             52.4%      52.8%      55.1%      56.8%      56.4%
Cablevision Systems                  36.2%      39.9%      37.8%      43.3%      44.5%
Comcast Corporation                  32.6%      41.9%      45.3%      44.1%      42.9%
Falcon Cable Systems Company         46.1%      46.6%      49.5%      50.5%      53.0%
TCA Cable TV                         49.6%      49.0%      51.0%      50.7%      51.4%
Tele-Communications, Inc.            30.5%      36.6%      44.0%      45.6%      44.5%
                                     ----       ----       ----       ----       ----

Median                               41.1%      44.2%      47.4%      48.0%      48.0%

Comcast Cable of Detroit             41.3%      40.3%      37.9%      36.2%      43.0%



                                 Operating Income After Depreciation
                                 -----------------------------------

         Company               1995     1994     1993     1992     1991
         -------               ----     ----     ----     ----     ----
Adelphia                       24.9%    25.8%    27.0%    27.2%    25.4%
Cablevision Systems             4.0%     7.5%     8.6%    13.8%     8.8%
Comcast Corporation             9.4%    17.4%    19.8%    18.3%    20.1%
Falcon Cable Systems Company   15.3%    15.5%    17.4%    15.1%    16.0%
TCA Cable TV                   33.1%    28.3%    29.1%    27.1%    24.7%
Tele-Communications, Inc.      11.1%    16.0%    22.1%    24.2%    21.0%
                               ----     ----     ----     ----     ----

Median                         13.2%    16.7%    20.9%    21.3%    20.5%

Comcast Cable of Detroit       27.3%    24.6%    23.2%    18.1%    17.8%





                                               Income Before Taxes
                                               -------------------

             Company                 1995       1994       1993       1992       1991
             -------                 ----       ----       ----       ----       ----
Adelphia                            -31.0%     -30.9%     -29.7%     -32.7%     -44.4%
Cablevision Systems                 -36.2%     -37.6%     -37.0%     -43.8%     -37.7%
Comcast Corporation                  -1.4%      -6.1%      -6.3%     -22.7%     -19.8%
Falcon Cable Systems Company        -18.2%     -13.7%     -10.2%     -17.7%     -22.8%
TCA Cable TV                         26.8%      23.3%      22.1%      17.8%      10.9%
Tele-Communications, Inc.            -2.0%       3.5%       3.9%       1.3%      -3.4%
                                     ----        ---        ---       ----       ----
Median                              -10.1%      -9.9%      -8.2%     -20.2%     -21.3%

Comcast Cable of Detroit             22.1%      14.1%      13.0%       7.0%       3.3%


                                                Income After Taxes
                                                ------------------

            Company                   1995     1994     1993     1992     1991
            -------                   ----     ----     ----     ----     ----
    Adelphia                         -29.2%   -29.4%   -30.5%   -33.7%   -44.4%
    Cablevision Systems              -36.2%   -37.6%   -37.0%   -43.8%   -37.7%
    Comcast Corporation               -2.3%    -5.5%    -7.4%   -24.2%   -21.6%
    Falcon Cable Systems Company     -18.2%   -13.7%   -10.2%   -17.7%   -22.8%
    TCA Cable TV                      16.3%    14.2%    13.4%    10.8%     6.7%
    Tele-Communications, Inc.         -0.9%     1.1%    -0.2%     0.2%    -2.4%
                                       ---      ---      ---      ---      ---
    Median                           -10.2%    -9.6%    -8.8%   -20.9%   -22.2%

    Comcast Cable of Detroit          22.2%    13.2%    12.2%     6.4%     2.6%




Comcast Cable of Detroit                                          Exhibit F
Rates of Return and Leverage Factor                               Page 6


                                              Return on Total Assets
                                              ----------------------
             Company                 1995      1994      1993     1992    1991
             -------                 ----      ----      ----     ----    ----
Adelphia                             14.8%     14.3%     16.5%    16.4%   13.8%
Cablevision Systems                  11.5%     10.1%     13.6%     9.0%   16.7%
Comcast Corporation                  11.5%      8.4%     12.2%     6.1%    6.4%
Falcon Cable Systems Company         21.4%     19.8%     22.7%    19.6%   18.0%
TCA Cable TV                         13.7%     16.6%     15.5%    13.1%   10.4%
Tele-Communications, Inc.             3.4%      4.9%      5.4%     5.8%    5.8%
                                      ---       ---       ---      ---     ---
Median                               12.6%     12.2%     14.6%    11.0%   12.1%

Comcast Cable of Detroit             31.6%     35.3%     32.0%    28.4%   31.5%




                                         Return on Common Stock Equity
                                         -----------------------------

                  Company            1995     1994    1993    1992    1991
                  -------            ----     ----    ----    ----    ----
     Adelphia                        10.4%    10.5%   10.6%   11.8%   17.0%
     Cablevision Systems             18.1%    17.3%   16.4%   20.0%   24.4%
     Comcast Corporation              8.2%     8.2%    9.5%  120.0% -798.6%
     Falcon Cable Systems Company    12.6%    10.9%    8.3%   14.7%   22.6%
     TCA Cable TV                    25.9%    23.2%   22.7%   19.2%   12.0%
     Tele-Communications, Inc.       -1.2%     2.1%   -0.3%    0.5%   -5.8%
                                      ---      ---     ---     ---     ---

     Median                          11.5%    10.7%   10.0%   17.0%   14.5%

     Comcast Cable of Detroit        79.4%   148.2%   82.5%  235.4%   12.6%


                                     Total Assets to Common Stock Equity
                                     -----------------------------------

             Company               1995     1994     1993     1992     1991
             -------               ----     ----     ----     ----     ----
Adelphia                           -1.2     -1.3     -1.2     -1.1     -1.3
Cablevision Systems                -1.1     -1.2     -0.9     -1.0     -1.6
Comcast Corporation               -12.3     -7.4     -4.7    -23.5    143.4
Falcon Cable Systems Company       -1.4     -1.8     -1.7     -2.0     -2.9
TCA Cable TV                        3.8      2.9      3.2      3.7      4.3
Tele-Communications, Inc.           5.3      7.2      7.8      8.9      9.1
                                    ---      ---      ---      ---      ---

Median                             -1.2     -1.2     -1.0     -1.0      1.5

Comcast Cable of Detroit            4.7     12.8      8.0     47.2      6.5

                                    EXHIBIT G


                            INVESTOR APPRAISAL RATIOS


Comcast Cable of Detroit                                                                                        Exhibit G
Investor Appraisal Ratios                                                                                       Page 1

                                                                                        Primary Earnings Per Share
                                                                        --------------------------------------------------
                                  Latest 12    Latest F/Y
                               Mth Revenues      Revenues    12 Months  Latest 12       1994      1993      1992       1991
             Company                 $000's        $000's       Ending      Mth $          $         $         $          $
             -------           ------------     ---------     --------  ---------    -------   -------   -------    -------

Adelphia                           $380,693      $361,505     09/30/95    ($4.19)    ($4.32)   ($5.66)   ($6.80)    ($8.80)
Cablevision Systems               1,032,817       837,169     09/30/95    (15.73)    (13.44)   (10.80)   (11.13)    (10.12)
Comcast Corporation               2,717,644     1,375,304     09/30/95     (0.26)     (0.32)    (0.46)    (1.08)     (0.87)
Falcon Cable Systems Company         52,615        52,896     09/30/95     (1.49)     (1.12)    (0.85)    (1.39)     (1.62)
TCA Cable TV                        178,480       162,300     09/30/95      1.19       1.01      0.83      0.61       0.35
Tele-Communications, Inc.         6,454,000     4,936,000     09/30/95     -0.09       0.09     -0.02      0.01      -0.22


Comcast Cable of Detroit             65,967        64,223     10/31/95    14,483      8,486     8,038     4,002      1,595
                               ------------     ---------     --------  ---------    -------   -------   -------    -------

                                                                        Revenue Per Share
                                                        -------------------------------------------------
                                 5 Yr Avg    3 Yr Avg                                                         5 Yr Avg    3 Yr Avg
                                      EPS         EPS   Latest 12      1994       1993      1992      1991         RPS         RPS
                                        $           $       Mth $         $          $         $         $           $           $
                                  -------    --------   ---------    ------     ------    ------    ------    --------    --------

Adelphia                           ($5.95)     ($4.72)     $14.38    $14.68     $18.53    $20.16    $19.80      $17.51    $15.86
Cablevision Systems                -12.24      -13.32       43.50     35.71      29.17     25.43     26.88       32.14     36.12
Comcast Corporation                 -0.60       -0.35       11.34      5.82       6.26      4.46      4.03        6.38      7.81
Falcon Cable Systems Company        -1.29       -1.15        8.22      8.18       8.31      7.86      7.09        7.93      8.24
TCA Cable TV                         0.80        1.01        7.30      7.16       6.18      5.65      5.24        6.31      6.88
Tele-Communications, Inc.           -0.04       -0.00        9.83      7.51       9.23      8.31      7.67        8.51      8.86


Comcast Cable of Detroit            7,321      10,336      65,967    64,223     65,963    62,852    60,645      63,930    65,384
                                  -------    --------   ---------    ------     ------    ------    ------    --------    --------




                                                                               P/E Ratio
                                                       -------------------------------------------------------------
                                   10/31/95
                                   Market Price        Latest       Latest       5 Yr       3 Yr    Latest    Latest
             Company                      $ [*]        12 Mth         Year    Average    Average    12 Mth       F/Y
             -------               ------------        ------       ------    -------    -------    ------     -----

Adelphia                                  $8.75          -2.1         -2.0       -1.5       -1.9      0.61      0.60
Cablevision Systems                       53.38          -3.4         -4.0       -4.4       -4.0      1.23      1.49
Comcast Corporation                       17.75           n/a          n/a        n/a        n/a      1.57      3.05
Falcon Cable Systems Company              10.00          -6.7         -8.9       -7.7       -8.7      1.22      1.22
TCA Cable TV                              29.63          24.9         29.2       37.1       29.3      4.06      4.14
Tele-Communications, Inc.                 17.00        -192.4        188.9     -379.6    -3664.0      1.73      2.26

Median                                                   -2.7         -1.0       -2.9       -2.9      1.40      1.88

Comcast Cable of Detroit
                                                       ------        -----     ------    -------      ----      ----


                                    Price/RPS Ratio       Return   Indicated    Dividend
                                -------------------    On Common    Dividend      Payout  Dividend      Latest
                                    5 Yr       3 Yr       Equity       Yield       Ratio      Rate  Avg Shares
             Company             Average    Average           %           %         %            $   O/S (000)
             -------             -------    -------      -------      ------    --------  --------  ----------

Adelphia                            0.50       0.55       10.4%        0.0%         0.0%    $0.00       26,477
Cablevision Systems                 1.66       1.48       18.1%        0.0%         0.0%     0.00       23,745
Comcast Corporation                 2.78       2.27        8.2%        5.2%      -362.8%     0.93      239,634
Falcon Cable Systems Company        1.26       1.21       12.6%        0.0%         0.0%     0.00        6,399
TCA Cable TV                        4.70       4.31       25.9%        1.6%        39.7%     0.47       24,446
Tele-Communications, Inc.           2.00       1.92       -1.2%        0.0%         0.0%     0.00      656,378

Median                              1.83       1.70        0.1          n/a          n/a      n/a

Comcast Cable of Detroit                                  79.4%        0.0%         0.0%     0.00         1.00
                                                          -----        ----         ----     ----       ------




Note [*]: 30 days of trading activity prior to and through October 31, 1995 were reviewed. The market price utilized in this study is the closing price at October 31, 1995, unless it was determined that due to trading anomalies or potential M & A acvtivity the October 31, 1995 price is not indicative of freely-traded value. In this study, no such anomalies or M & A activity were found, and all prices are the October 31, 1995 closing prices.





Comcast Cable of Detroit                                               Exhibit G
Investor Appraisal Ratios                                                 Page 2


                                                                         EBITDA per Share
                                                      -----------------------------------------------------
                               Latest 12                                                                      5 Yr Avg     3 Yr Avg
                              Mth EBITDA 12 Months    Latest 12       1994       1993       1992       1991     EBITDA       EBITDA
             Company              $000's    Ending        Mth $          $          $          $          $          $            $
             -------          ----------  --------     --------    -------     ------     ------     ------    -------     --------

Adelphia                      $  199,419  09/30/95      $  7.53    $  7.76     $10.20     $11.45     $11.17      $9.62        $8.50
Cablevision Systems              373,787  09/30/95        15.74      14.25      11.03      11.00      11.97      12.80        13.67
Comcast Corporation              884,632  09/30/95         3.69       2.44       2.83       1.97       1.73       2.53         2.99
Falcon Cable Systems Company      24,247  09/30/95         3.79       3.81       4.11       3.97       3.76       3.89         3.90
TCA Cable TV                      88,571  09/30/95         3.62       3.51       3.15       2.87       2.69       3.17         3.43
Tele-Communications, Inc.      1,970,000  09/30/95         3.00       2.75       4.06       3.79       3.41       3.40         3.27

Comcast Cable of Detroit          27,236  10/31/95       27,236     25,852     25,032     22,780     26,093     25,399       26,040
                              ----------  --------       ------     ------     ------     ------     ------     ------       ------


                                                                             EBIT per Share
                                                     --------------------------------------------------------
                              Latest 12                                                                          5 Yr Avg   3 Yr Avg
                               Mth EBIT 12 Months    Latest 12        1994        1993        1992        1991       EBIT       EBIT
             Company             $000's    Ending        Mth $           $           $           $           $          $          $
             -------          ---------  --------     --------     -------      ------      ------      ------    -------   --------

Adelphia                       $ 94,784  09/30/95        $3.58       $3.79       $5.01       $5.48       $5.04       $4.58     $4.13
Cablevision Systems              41,610  09/30/95         1.75        2.67        2.50        3.52        2.38        2.56      2.31
Comcast Corporation             256,804  09/30/95         1.07        1.01        1.24        0.82        0.81        0.99      1.11
Falcon Cable Systems Company      8,056  09/30/95         1.26        1.27        1.45        1.19        1.14        1.26      1.32
TCA Cable TV                     59,011  09/30/95         2.41        2.03        1.80        1.53        1.29        1.81      2.08
Tele-Communications, Inc.       718,000  09/30/95         1.09        1.20        2.04        2.01        1.61        1.59      1.44

Comcast Cable of Detroit         18,006  10/31/95       18,006      15,797      15,319      11,369      10,789      14,256    16,374
                                 ------  --------       ------      ------      ------      ------      ------      ------    ------




                                                                       PRICE/EBITDA Ratio                          PRICE/EBIT Ratio
                                                -----------------------------------------------------------------------------------
                                    10/31/95
                                 Market Price   Latest       Latest       5 Yr       3 Yr    Latest    Latest       5 Yr       3 Yr
             Company                 $ (*)      12 Mth         Year    Average    Average    12 Mth      Year    Average    Average
             -------             ------------   ------       ------    -------    -------    ------    ------    -------    -------
Adelphia                              $8.75        1.2          1.1        0.9        1.0       2.4       2.3        1.9        2.1
Cablevision Systems                   53.38        3.4          3.7        4.2        3.9      30.5      20.0       20.8       23.1
Comcast Corporation                   17.75        4.8          7.3        7.0        5.9      16.6      17.5       17.9       16.0
Falcon Cable Systems Company          10.00        2.6          2.6        2.6        2.6       7.9       7.9        7.9        7.6
TCA Cable TV                          29.63        8.2          8.4        9.3        8.6      12.3      14.6       16.3       14.2
Tele-Communications, Inc.             17.00        5.7          6.2        5.0        5.2      15.5      14.2       10.7       11.8

Median                                             4.1          5.0        4.6        4.6      13.9      14.4       13.5       13.0
                                                   ---          ---        ---        ---      ----      ----       ----       ----


                        QUALIFICATIONS OF THE APPRAISERS

                     STATEMENT OF BACKGROUND AND EXPERIENCE

                             JOHN E. KANE CFA, ASA


John E. (Jack) Kane is a Principal and President of Kane Reece Associates, Inc., a Firm he co-founded in 1986.

Mr. Kane has personally conducted valuation and appraisal studies of real and personal property and intangible assets of media/communications businesses with aggregate values over $40 billion. He has served as a valuation and communications industry expert, providing advice, management consulting, testimony, and litigation support. The clients he serves number among the largest in the industry. Mr. Kane has been accepted as an expert in the media/communication industry in Federal Courts, U.S Bankruptcy Courts, various trial courts, various administrative hearing boards, and the American Arbitration Association. He has spoken on valuation, industry, and tax issues at meetings of the National Cable Television Association, the Broadcast Cable Financial Management Association, the Cable Television Tax Professionals Institute, and the American Society of Appraisers.

Prior to his current position, Mr. Kane was Chief Operating Officer of Frazier, Gross & Kadlec, Inc., a Washington, DC communications consultancy and was Executive Vice President of Valuation Research Corporation in Princeton, New Jersey. While at these firms, he was responsible for all media/communications clients.

Mr. Kane has been actively involved in the communications industry for eighteen years, gaining experience as a Vice President of Group W Cable (formerly one of the largest cable television companies) where he was involved with acquisitions, divestitures, strategic planning, and capital investments. In that position, Mr. Kane was responsible for the analysis, approval, and monitoring of approximately $100 million of annual capital expenditures. Prior to Group W, Mr. Kane was Director of Financial Analysis for the RCA Corporation and later, Director of Corporate Planning for the RCA Communications Group. While at RCA, Mr. Kane was intimately involved in the start-up of RCA's domestic satellite communications business (RCA American Communications).

He received an undergraduate degree from Upsala College and an M.B.A. in Finance from St. Johns University where he was elected to the National Business Honor Society, Beta Gamma Sigma and the National Economics Honor Society, Omicron Delta Epsilon. Mr. Kane is a member of the Institute of Chartered Financial Analysts (CFA), as well as the New York Society of Security Analysts and the Association for Investment Management and Research. He or his Firm is also a member of the American Economic Association, National Cable Television Association, the Cable Television Tax Professionals Institute, National Association of Broadcasters, the Broadcast Cable Financial Management Association, the Personal Communications Industry Association, and International Licensing Industry Merchandisers' Association. He is an Accredited Senior Appraiser - Business Valuation of the American Society of Appraisers (ASA) and the Firm's representative to the ASA's Affiliate Firm Committee.

Mr. Kane and his Firm received the 1993 Presidents Award from the Cable Television Tax Professionals Institute.

Mr. Kane serves on the Executive Board of the Watchung Area Council of the Boy Scouts of America.

                     STATEMENT OF BACKGROUND AND EXPERIENCE

                           HENRY E. SHERMAN CFA, CPA


Henry E. Sherman is a Vice President of Kane Reece Associates, Inc. Mr. Sherman joined the Firm in June 1988.

Mr. Sherman is responsible for the analysis and evaluation of business operations for determining fair market value of closely held and thinly-traded public corporations, purchase price allocations, due diligence support, and solvency and fairness opinions. Mr. Sherman is experienced in valuing business interests and intangible and tangible assets in the media, manufacturing, and service industries.

Prior to his current position, Mr. Sherman was a Senior Consultant of Standard Research Consultants in New York City. While at Standard Research, he was responsible for all solvency letters and fairness opinions. Previous to employment at Standard Research, Mr. Sherman was a Supervising Appraiser of Valuation Research Corporation where he had responsibility for clients in a broad range of industries.

Mr Sherman has been involved in the industry for over sixteen years, beginning as Manager of Business Analysis of Group W Cable where he had responsibility in the areas of acquisitions, divestitures, and capital expenditure analysis. Mr. Sherman is also experienced in developing and implementing business and strategic plans.

Mr.Sherman received an undergraduate degree from Johnston College of the University of Redlands and an M.B.A. from the Bernard Baruch College of the City University of New York. Mr. Sherman is a member of The Institute of Chartered Financial Analysts (CFA), a Certified Public Accountant (CPA), a member of The American Institute of Certified Public Accountants, a member of The New York State Society of Certified Public Accountants, a member of The New York Society of Security Analysts, a member of The American Bankruptcy Institute, and a candidate for Senior Member - Business Valuation of the American Society of Appraisers (ASA).